EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

by and among

ANTERO RESOURCES CORPORATION,

XTO ENERGY INC.

and

XTO BARNETT INC.

Dated as of January 9, 2005

i

	ARTICLE 5
	COVENANTS OF PARENT AND MERGER SUBSIDIARY

5.1	Notification of Certain Matters	40
5.2	Access to Information	40
5.3	Indemnification of Officers, Directors, Employees and Agents	41
5.4	Name Change	43
5.5	Pipeline Assets	43
5.6	Registration of Parent Common Stock	43
5.7	Delivery of Allocated Values	43
	ARTICLE 6
	OTHER COVENANTS OF THE PARTIES

6.1	Governmental Consents	43
6.2	Investigation and Agreement by Parent and Merger Subsidiary; No Other Representations or Warranties	44
6.3	Confidentiality of Agreement	45
6.4	Tax Treatment	45
	ARTICLE 7
	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation	45
7.2	Conditions to Obligation of Parent and Merger Subsidiary	46
7.3	Conditions to Obligations of the Company	47
	ARTICLE 8
	CLOSING

8.1	Closing	48
8.2	Actions to Occur at Closing	48
8.3	Waiver of Breaches	49
	ARTICLE 9
	TERMINATION, AMENDMENT AND WAIVER

9.1	Termination	49
9.2	Effect of Termination	50
9.3	Return of Information	50
	ARTICLE 10
	GENERAL PROVISIONS

10.1	Survival of Representations and Warranties	51
10.2	Reasonable Efforts; Further Assurances	51
10.3	Amendment and Modification	51
10.4	Waiver of Compliance	51

ii

10.5	Severability	52
10.6	Expenses and Obligations	52
10.7	Parties in Interest	52
10.8	Notices	52
10.9	Counterparts	53
10.10	Time	53
10.11	Entire Agreement	53
10.12	Public Announcements	54
10.13	Attorneys’ Fees	54
10.14	Assignment	54
10.15	Rules of Construction	54
10.16	Joint Liability	55
10.17	Affiliate Liability	55
10.18	Governing Law	56
10.19	Waiver Of Jury Trial	56
10.20	Consent to Jurisdiction; Venue	56

EXHIBITS:

Exhibit A	—	Pipeline Assets – 1
Exhibit B	—	Pipeline Assets – 2
Exhibit C	—	Form of Warrant Agreement
Exhibit D	—	List of Officers to Sign Non-Competition Agreements
Exhibit E	—	Form of Registration Rights Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 9, 2005, is made by and among Antero Resources Corporation, a Delaware corporation (the “Company”), XTO Energy Inc., a Delaware corporation (“Parent”), and XTO Barnett Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

PRELIMINARY STATEMENTS

WHEREAS, the Boards of Directors of the Company, Parent and Merger Subsidiary deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

WHEREAS, in furtherance thereof it is proposed that the acquisition of the Company by Parent be accomplished by the merger of Merger Subsidiary with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Boards of Directors of the Company, Parent (on its own behalf and as sole stockholder of Merger Subsidiary) and Merger Subsidiary have each approved and adopted this Agreement, the Merger (as hereinafter defined) and the other transactions contemplated hereby and declared the advisability of this Agreement (and, in the case of the Company, recommended that this Agreement be adopted by its Stockholders); and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Definitions. The following terms shall have the following meanings in this Agreement:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Allocated Value” means the value of each Scheduled Oil and Gas Property to be set forth on a supplement to Company Disclosure Schedule 3.1(w)(ii) to be delivered by Parent not later than January 14, 2005.

“Antero II” means Antero Resources II Corporation, a Delaware corporation.

“Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other Applicable Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over the business or operations of the Company and its Subsidiaries, as may be in effect on the date of this Agreement.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Certificate” means a certificate representing Vested Common Shares or outstanding shares of Series A Preferred Stock, as the case may be.

“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Common Stockholders” means the holders of shares of outstanding shares of Common Stock.

“Company Disclosure Schedule” means, collectively, that certain disclosure letter of even date with this Agreement from the Company to Parent delivered concurrently with the execution and delivery of this Agreement and any Supplemental Disclosure Letters delivered by the Company to Parent from time to time after the date of this Agreement.

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys, the Exchange Agent or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including the proposed sale of the Pipeline Assets.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 4, 2004, by and between the Company and Parent.

“Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, the Material Contracts.

“Debt” means, except for accounts and obligations owed by the Company to any of its Subsidiaries or owed by a Subsidiary of the Company to the Company and/or one or more of its Subsidiaries, (a) all indebtedness of the Company and its Subsidiaries for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon, and, solely with respect to the Loan Agreements, all premiums, prepayment penalties, fees and other amounts; (b) all other indebtedness of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon; and (c) all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded by the Company as capital leases in accordance with GAAP.

“Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Easement” means any easements, rights-of-way, licenses or permits supporting or permitting the locations of the pipeline systems comprising a part of the Gathering Assets.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of the Company or any member of the Aggregated Group maintained by any such entity.

“Environmental Liabilities” means any losses or liabilities (a) in connection with any violation of any Environmental Laws or (b) in connection with a claim by any private or public Person arising out of any exposure of any Person or property to Hazardous Substances or (c) which constitute a breach of the Company’s representations and warranties set forth in Section 3.1(q) that has not been cured on or prior to the Closing; provided that for the purposes of Section 2.10(b)(iv) such Environmental Liabilities must be identified by Parent and disclosed in writing to the Company prior to 5 p.m. MST on March 7, 2005.

“Environmental Laws” means the Applicable Laws pertaining to the environment, natural resources and employee health and safety, including: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); (b) the Emergency Planning and Community Right to Know Act, as amended; (c) the Solid Waste Disposal Act, as amended; (d) the Clean Air Act, as amended; (e) the Clean Water Act, as amended; (f) the Toxic Substances Control Act, as amended; (g) the Occupational Safety and Health Act of 1970, as amended; (h) the Oil Pollution Act of 1990, as amended; and

(i) the Hazardous Materials Transportation Act, as amended, as each of the foregoing are in effect on the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fully Diluted Outstanding Shares” means the Outstanding Shares and the Outstanding In-the-Money Option Shares.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Gathering Assets” means (a) that certain gas gathering system located in Tarrant County, Wise County and Denton County, Texas, and (b) all of the Company’s and its Subsidiaries’ rights, titles and interests, whether direct or indirect, in and to all of the property, rights or interests incident to such gathering system, including, without limitation, all of the Company’s and its Subsidiaries’ rights, titles and interests in and to all Oil and Gas Contracts relating thereto, easements, rights of way, system permits, equipment, facilities, fixtures and other items of personal property and improvements on the date of this Agreement appurtenant to such gathering system or used, obtained or held for use in connection with the operation of such gathering system.

“Good and Defensible Title” shall mean title that (a) is not held in violation of any Applicable Laws, rules, regulations or orders of any Governmental Authority, (b) is such that a reasonable and prudent Person engaged in the business of the ownership, development and operation of gas processing facilities and gas gathering pipeline systems with the knowledge of all the facts and their legal bearing would be willing to accept, and (c) is free and clear from Liens and encumbrances, other than Permitted Liens.

“Good and Marketable Title” shall mean such title that: (a) is deducible of record (from the records of the applicable parish or county or (i) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (ii) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (iii) in the case of state leases, from the records of the applicable state land office) or is assignable to Company or its Subsidiaries out of an interest of record (as so defined) because of the performance by Company or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (b) does not materially restrict the ability of Company or its Subsidiaries to use the properties as currently intended; (c) is such that a reasonable and prudent Person engaged in the business of the ownership, development and operation of oil and gas properties with the knowledge of all the facts and their legal bearing would be willing to accept; and (d) except as set forth on Company Disclosure Schedule 3.1(w)(ii), entitles Company or its Subsidiaries to receive a percentage of Hydrocarbons produced, saved and marketed from such well or property not less than the interest set forth in Company Disclosure Schedule 3.1(w)(ii) as applicable, with respect to each Scheduled Oil and Gas Interest therein under the caption “Net Revenue Interest” or “NRI” without reduction during the life of such property except as stated in Company Disclosure Schedule 3.1(w)(ii), as applicable; (e) obligates Company and its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption “Working Interest” or “WI” in Company Disclosure Schedule 3.1(w)(ii), as applicable, with respect to such property without increase over the life of such property except as shown on Company Disclosure Schedule 3.1(w)(ii).

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Hazardous Substances” means all petroleum hydrocarbons, petroleum products, natural gas, crude oil and any components, fractions, or derivatives thereof, explosive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes, asbestos, asbestos-containing materials, pollutants and contaminants and all other substances, materials or wastes, whether or not defined as such, that are regulated pursuant to or that could result in liability under any applicable Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means the following intellectual property rights, including both statutory and common law rights, as applicable: (a) copyrights; (b) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress, and registrations and applications for registrations thereof; (c) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing); (d) trade secrets and confidential information, including, but not limited to, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; and (e) registrations for any of the foregoing.

“Knowledge” means with respect to the Company, the actual knowledge of the following individuals: the Chief Executive Officer, the Chief Financial Officer, the Vice President Land, the Vice President Production, the Vice President Gas Marketing and Transportation, Vice President Business Development and the Controller/Treasurer of the Company.

“Lease” means an oil and gas lease or other similar lease or a right permitting the owner thereof to use, sever, process, operate and occupy oil, gas, Hydrocarbon interests and associated fixtures or structures for a specified period of time.

“Leased Real Property” means all of the real property leased by the Company or any of its Subsidiaries excluding the Leases.

“Letters of Credit” means those certain letters of credit described on Company Disclosure Schedule 3.1(h)(ii).

“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

“Loan Agreements” means, collectively, (a) that certain Credit Agreement dated May 6, 2004 by and among the Company, Antero II and the Lenders named therein, (b) that certain Senior Term Agreement dated July 7, 2004 by and among the Company, Antero II and the Lenders named therein, and (c) that certain Revolver Promissory Note made in favor of Antero II dated September 23, 2004.

“Master Agreement” means the Master Agreement dated May 6, 2004, by and among the Company, Antero II and their stockholders.

“Material Adverse Effect” means any change, circumstance, effect, event or fact that has a material and adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy or changes in Hydrocarbon prices or other changes affecting the oil and gas industry generally; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the disclosure of the fact that Parent is the prospective acquirer of the Company; (d) the announcement or pendency of the transactions contemplated by this Agreement or any other Transaction Document; (e) the announcement of the Company’s intention to review the possibility of selling itself; (f) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses by GAAP or any change in Applicable Laws, or the interpretation thereof; (g) actions taken by Parent or any of its Affiliates; or (h) compliance with the terms of, or the taking of any action required by, this Agreement or any other Transaction Document.

“Material Contract” means, excluding each Lease and Oil and Gas Contract:

(a) each contract or agreement that is executory in whole or in part and was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company or any of its Subsidiaries for goods or services of an amount in excess of $100,000 after the date of this Agreement;

(b) each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other contract or agreement, in each case, affecting the ownership of, leasing of, title to or use of any Real Property providing for payments at an annual rate in excess of $100,000;

(c) each joint venture, partnership or any other material contract or agreement involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person providing for any capital contribution or expenditure at an annual rate in excess of $100,000;

(d) each contract or agreement containing covenants that in any way purport to restrict or prohibit the business activity of the Company or any of its

Subsidiaries or limit the freedom of the Company or any of its Subsidiaries thereof to engage in any line of business or to compete with any Person;

(e) each contract or agreement with any director or officer of the Company;

(f) the Loan Agreements and each other indenture, mortgage, promissory note or other agreement or commitment for the Debt, or the direct or indirect guarantee by such entities of any such Debt in excess of $100,000;

(g) surety, performance and maintenance bonds in excess of $100,000;

(h) brokerage or finder’s agreements;

(i) any contract, commitment or agreement that involves the disposition after the Effective Time of any assets of the Company or any of its Subsidiaries not in the ordinary course of business; and

(j) any other contract, agreement or other arrangement that is material to the Company and its Subsidiaries taken as a whole.

“Merger Consideration Certificate” means the certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer setting forth: (a) the Securityholders of the Company to whom merger consideration will be payable pursuant to this Agreement; and (b) with regard to each such Securityholder (i) the number of Vested Common Shares, shares of Series A Preferred Stock and Vested Options, as applicable, owned by such Securityholder, and in the case of Vested Options, the number of shares of Common Stock issuable upon the exercise of such Vested Option and the per share exercise price of each such Vested Option, (ii) the amount of cash merger consideration to be paid to such Securityholder pursuant to this Agreement; (iii) the denomination of the Stock Certificate to be issued to such Securityholder as Parent Stock Merger Consideration; and (iv) the denomination of the Warrant to be issued to such Securityholder as Parent Warrant Merger Consideration.

“Oil and Gas Contracts” means any farmout, farming, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture or acquisition agreement relating to the Oil and Gas Interests and oil and gas production, sales, exchange and processing contracts and agreements or other contract affecting the ownership or operation of any of the properties comprising the Oil and Gas Interests or the disposition of the Hydrocarbons produced therefrom.

“Oil and Gas Interests” means: (a) the interests of the Company or any of its Subsidiaries in the Oil and Gas Properties and wells located thereon, together with the interests of the Company or any of its Subsidiaries in and to all property and rights incident thereto, including all rights in respect of any pooled or unitized acreage by virtue of any Oil and Gas Property being a part thereof, all production from the pool or unit allocated to any such Oil and Gas Property and all interests in any wells within the pool or unit associated with the Oil and Gas Properties; and (b) the interests of the Company or any of its Subsidiaries in and to all of the personal property, fixtures and improvements on such Oil and Gas Properties or appurtenant thereto or used, held or obtained in connection with the Oil and Gas Properties or the production, treatment, sale or disposal of Hydrocarbons or water or other substances produced therefrom or attributable thereto (whether located on or off the Oil and Gas Properties) including all interests in equipment and machinery, (including wells, well equipment and machinery, casing, tanks, boilers, generators) oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, the Gathering Assets, crude oil, condensate or other production in storage or in pipelines, flow lines, tubing, motors, and field separators), pumps, water plants, electric plants, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, and all other tenements, hereditaments, improvements and appurtenances thereunto belonging. Oil and Gas Interests shall be deemed to include all direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, including the Oil and Gas Properties and other non-working interests and non-operating interests; all of the Company’s or any Subsidiary’s interests in rights with respect to Hydrocarbons and other minerals or revenues therefrom.

“Oil and Gas Properties” means any oil, gas (including coalbed methane), Hydrocarbon or other mineral fee estate, severed mineral estate, Lease, royalty interest, net profits interest, license, concession, permit or other interest in oil, gas, Hydrocarbons or other minerals in which the Company or any of its Subsidiaries holds an interest.

“Options” means the collective reference to all options to purchase shares of Common Stock issued pursuant to the Stock Option Plan and any and all other options to purchase shares of Common Stock.

“Outstanding In-the-Money Option Shares” means as of any given date the aggregate number of shares of Common Stock issuable pursuant to Vested Options as of such date.

“Outstanding Shares” means, as of any given date, the outstanding Vested Common Shares as of such date and the shares of Common Stock issuable upon the conversion of the outstanding shares of Series A Preferred Stock as of such date assuming such shares were converted on such date.

“Owned Real Property” means those parcels of real property, other than Oil and Gas Interests, owned in fee and used or held for use by the Company or any of its Subsidiaries, and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of the Company or any of its Subsidiaries in and to any street or other property adjoining any portion of such property.

“Parent Common Stock” means the publicly traded common stock of Parent, par value $0.01 per share.

“Parent Disclosure Schedule” means the disclosure letter of even date with this Agreement from the Parent to the Company delivered concurrently with the execution and delivery with this Agreement.

“Per Share Merger Consideration” means (a) cash in an amount equal to the quotient of (i) the Adjusted Cash Merger Consideration plus the aggregate exercise price of all Outstanding In-the-Money Option Shares less the Series A Preferential Merger Consideration divided by (ii) the number of Fully Diluted Outstanding Shares, (b) the number of shares of Parent Common Stock equal to the quotient of (i) 10,000,000 (as adjusted as applicable by Section 2.15) divided by (ii) the number of Fully Diluted Outstanding Shares and (c) a Warrant to purchase that number of Parent Common Stock equal to the quotient of (i) 1,500,000 divided by (ii) the number of Fully Diluted Outstanding Shares.

“Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries for obligations that are not overdue or that are being contested in good faith by appropriate proceedings; (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business at the location at which such leased equipment or other personal property is located; (d) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations; (e) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries; (f) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the Real Property or Oil and Gas Interests and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (g) public utility easements of record, in customary form, to serve the Real Property or Oil and Gas Interests; (h) Liens securing all or any portion of the amounts outstanding under the Loan Agreements; (i) landlords’ Liens in favor of landlords under the leases with respect to the Leased Real Property; and (j) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Leased Real Property and to which the leases with respect to the Leased Real Property are subordinate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Pipeline Assets” means the portion of the Gathering Assets that are set forth on Exhibit A and Exhibit B which are currently owned by or prior to the Closing will be conveyed to Antero Resources Pipeline, LP, a Texas limited partnership.

“Pipeline Assets Sale Price” means the aggregate dollar amount of consideration received by the Company from a sale of the Pipeline Assets accomplished by the sale of all of the membership interests in Antero Resources I GP, LLC and Antero Resources I LP, LLC, the sole general partner and sole limited partner, respectively, of Antero Resources Pipeline, LP, or an equivalent transaction that does not adversely affect Parent or the Company.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Securityholders” means, collectively, the Stockholders and the Optionholders.

“Series A Preferred Stockholders” means the holders of the Series A Convertible Participating Preferred Stock.

“Series A Preference Amount” has the meaning ascribed to it in the Certificate of Designations for the Series A Preferred Stock.

“Series A Preferential Merger Consideration” means the aggregate amount of the Series A Preference Amount for the outstanding shares of Series A Preferred Stock as of the Effective Time.

“Services Agreement” means the Services Agreement dated May 6, 2004, by and between the Company and Antero II.

“Stock Certificates” means stock certificates representing shares of duly authorized and validly issued Parent Common Stock.

“Stock Option Plan” means the 2003 Stock Incentive Plan of the Company, as amended.

“Stockholders” means the Common Stockholders and the Series A Preferred Stockholders.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement dated May 6, 2004, by and among the Company and certain Stockholders named therein.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person).

“Taxes” means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Title Benefit Amount” means:

(a) any increase in the Allocated Value of any Scheduled Oil and Gas Interest that has been agreed to by the Company and Parent; and

(b) in the event of a discrepancy in favor of the Company between (A) the actual Net Revenue Interest for any Scheduled Oil and Gas Interest and (B) the Net Revenue Interest stated on Company Disclosure Schedule 3.1(w)(ii), then the Title Benefit Amount shall be the product of the Allocated Value of such Scheduled Oil and Gas Interest multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Company Disclosure Schedule 3.1(w)(ii), provided that if the discrepancy is not effective or does not affect an Scheduled Oil and Gas Interest throughout its entire term, the Title Benefit Amount determined under this subsection shall be reduced accordingly.

“Title Defect” means a Lien or other failure or impairment of Good and Marketable Title, other than a Permitted Lien, identified by Parent and disclosed in writing to the Company prior to 5 p.m. MST on March 7, 2005, the presence of which constitutes a breach in the Company’s representations and warranties set forth in Section 3.1(w)(iii) with regard to Scheduled Oil and Gas Interests that has not been cured or removed prior to the Closing.

“Title Defect Amount” means:

(a) any reduction in the Allocated Value of any Scheduled Oil and Gas Interest arising from a Title Defect that has been agreed to by the Company and Parent;

(b) in the event of a Title Defect that is undisputed and liquidated in amount, the amount required to be paid to remove such Title Defect from the affected Scheduled Oil and Gas Interest;

(c) in the event of a Title Defect which represents a discrepancy between (A) the actual Net Revenue Interest for any Scheduled Oil and Gas Interest and (B) the Net Revenue Interest stated on Company Disclosure Schedule 3.1(w)(ii), then the Title Defect Amount shall be the product of the Allocated Value of such Scheduled Oil and Gas Interest multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Company Disclosure Schedule 3.1(w)(ii), provided that if the Title Defect is not effective or does not affect an Scheduled Oil and Gas Interest throughout its entire term, the Title Defect Amount determined under this subsection shall be reduced accordingly;

(d) notwithstanding anything to the contrary herein, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Scheduled Oil and Gas Interest shall not exceed the Allocated Value of such Scheduled Oil and Gas Interest;

(e) in the event that a Title Defect may reasonably be cured, the Title Defect Amount determined under subsections (c) or (d) above shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect or (B) the share of such curative work cost and expense which is allocated to such Scheduled Oil and Gas Interest pursuant to subsection (f) below; and

(f) the Title Defect Amount with respect to a Scheduled Oil and Gas Interest shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. To the extent that the cost to cure any Title Defect will result in the curing of all or a part of one or more other Title Defects, such cost of cure shall be allocated among the Scheduled Oil and Gas Interests so affected on a fair and reasonable basis.

“Transaction Documents” means, collectively, this Agreement and each other agreement, document and instrument required to be executed in accordance herewith.

“Vested Common Shares” means shares of Common Stock outstanding immediately prior to the Effective Time to the extent such shares have become vested at the Effective Time (including shares that vest as a result of the Merger).

“Vested Options” means Options outstanding immediately prior the Effective Time to the extent that such Options have become vested and exercisable in accordance with their terms at the Effective Time (including Options that vest and become exercisable as a result of the Merger).

“Warrants” means warrants to purchase shares of Parent Common Stock substantially in the form as attached to the Warrant Agreement attached as Exhibit C hereto.

1.2	List of Defined Terms.

Terms	Defined in Section
Agreement	Preamble
Aggregated Group	3.1(t)
Antero Affiliate	10.17
Balance Sheet	3.1(h)(i)
Balance Sheet Date	3.1(h)(ii)
Cash Merger Consideration	2.10(a)
CERCLIS	3.1(q)(v)
Certificate of Merger	2.2
Closing	8.1
Closing Date	8.1
Company	Preamble
Company Permits	3.1(l)
Cure Period	9.1(b)(i)
DGCL	Preliminary Statements
Dissenting Shares	2.8(b)
D&O Indemnified Liabilities	5.3(a)
D&O Indemnified Persons	5.3(a)
Effective Time	2.2
Exchange Account	2.12(a)
Exchange Agent	2.11(b)
Express Affiliate Obligations	10.17

Terms	Defined in Section
Financial Statements	3.1(h)(i)
Letter of Transmittal	2.12(b)(i)
Merger	2.1
Merger Subsidiary	Preamble
National Priorities List	3.1(q)(v)
Optionholder	2.7
Option Consideration	2.7
Option Surrender Agreement	2.12(b)(ii)
Other Pipeline Assets	3.1(w)(ii)
Parent	Preamble
Parent Stock Merger Consideration	2.10(a)(ii)
Parent Warrant Merger Consideration	2.10(a)(iii)
Permitted Liens	3.1(p)
Preferred Stock	3.1(c)
Reserve Report	3.1(u)
Scheduled Oil and Gas Interest	3.1(w)(ii)
Series A Preferred Stock	3.1(c)
Supplemental Disclosure Item	4.4(b)
Supplemental Disclosure Letter	4.4(b)
Surviving Corporation	2.1
Termination Date	9.1(b)(iii)
Waived Breaches	8.3

ARTICLE 2

THE MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. At the Effective Time, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Subsidiary shall cease.

2.2 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE 7, the Company, Parent and Merger Subsidiary shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Effective Time”) or at such subsequent date and hour as the Company and Parent shall agree and specify in the Certificate of Merger.

2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all Debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with Applicable Laws.

2.5 Directors and Officers. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time.

2.6 Conversion of Outstanding Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) Each share of Common Stock, par value $0.001 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of Common Stock, par value $0.001 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and Outstanding Shares of the Surviving Corporation’s Common Stock.

(b) Each Vested Common Share outstanding immediately prior to the Effective Time (i) shall be converted into the right to receive the Per Share Merger Consideration, payable (in accordance with Section 2.12) to the holder thereof, without interest thereon, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, however, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.8.

(c) Each share of Common Stock held in the treasury of the Company, including shares repurchased prior to the Effective Time pursuant to Section 4.10, or by any of the Company’s Subsidiaries immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(d) Each share of Series A Preferred Stock outstanding immediately prior to the Effective Time (i) shall be converted into the right to receive (A) cash in an amount equal to the Series A Preference Amount for such share plus (B) the Per Share Merger Consideration for such share, payable (in accordance with Section 2.12) to the holder thereof, without interest thereon, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, however, that any Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.8.

2.7 Treatment of Options. Prior to the Closing, the Company shall give notice in writing to each holder of a Vested Option (each an “Optionholder” and collectively, the

“Optionholders”) outstanding immediately prior to the Effective Time that notwithstanding anything to the contrary in the Stock Option Plan or in any stock option agreement, (a) each Vested Option outstanding at the Effective Time shall be converted into the right to receive the Per Share Merger Consideration less the exercise price per share of Common Stock pursuant to such Vested Option (with respect to each such Vested Option, the “Option Consideration”), payable (in accordance with Section 2.12) to the holder thereof, and (b) with respect to each such Option that is not a Vested Option as of the Effective Time, such Option shall be cancelled by the Company and terminated in full without consideration immediately prior to the Effective Time. The Company shall take such actions, including amending the Stock Option Plan and stock option agreements, as may be required to facilitate the foregoing.

2.8 Dissenters’ Rights.

(a) Promptly following the execution of this Agreement, the Company shall provide each record holder of Common Stock or shares of Series A Preferred Stock, who shall not have voted in favor of the Merger or consented thereto in writing, with notice of such holder’s appraisal rights pursuant to Section 262 of the DGCL. The Company shall give Parent prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company from any Stockholders, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in connection therewith and the opportunity to participate in and direct all negotiations with respect to any such demands for appraisal. No later than ten (10) days following the date on which the Effective Time occurs, Parent and the Surviving Corporation shall provide notice of the Effective Time to each Stockholder who has neither voted in favor of the Merger nor consented thereto in writing and has not withdrawn or lost the right to the appraisal pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of the Parent, make any payment or agree to make any payment with respect to any demand for appraisal or agree to settle any such demands.

(b) Notwithstanding any provision of this Agreement to the contrary, no shares of Common Stock or shares of Series A Preferred Stock that are held immediately prior to the Effective Time by holders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded and perfected the right, if any, for appraisal of such shares of Common Stock or shares of Series A Preferred Stock in accordance with the provisions of Section 262 of the DGCL and have not withdrawn or lost such right to appraisal (collectively, the “Dissenting Shares”) shall be converted into or represent a right to receive the merger consideration pursuant to Section 2.6(b) or 2.6(d), respectively, but the holder of such Dissenting Shares shall only be entitled to such appraisal rights as are granted by the DGCL. If a holder of shares of Common Stock or shares of Series A Preferred Stock that demands appraisal of such shares of Common Stock or shares of Series A Preferred Stock under the DGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such shares of Common Stock or shares of Series A Preferred Stock, then, as of the occurrence of such withdrawal or loss, each such share of Common Stock or share of Series A Preferred Stock shall be deemed to have been converted into and represent only the right to receive the merger consideration pursuant to Sections 2.6(b) or 2.6(d), respectively, in each case, without interest thereon.

2.9 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock or Series A Preferred Stock shall thereafter be made. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Common Stock or shares of Series A Preferred Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock or shares of Series A Preferred Stock, except as otherwise provided for in this Agreement or by Applicable Law.

2.10 Merger Consideration.

(a) The Merger consideration, subject to adjustment in accordance with the terms of this Agreement, paid by Parent in connection with the Merger shall be as follows:

(i) $337,500,000 in cash (the “Cash Merger Consideration”);

(ii) 10,000,000 shares of duly issued Parent Common Stock (the “Parent Stock Merger Consideration”) subject to adjustment as applicable pursuant to Section 2.15; and

(iii) Warrants to purchase a total of 1,500,000 shares of Parent Common Stock (the “Parent Warrant Merger Consideration”).

(b) The Cash Merger Consideration shall be adjusted as set forth in this Section 2.10(b) (as adjusted, the “Adjusted Cash Merger Consideration”):

(i) decreased by the Company Transaction Costs;

(ii) increased by (A) 50% of the amount, if any, that the Pipeline Assets Sale Price exceeds $175,000,000 up to a maximum of $5,000,000, and (B) the amount, if any, that the Pipeline Assets Sale Price is greater than $185,000,000;

(iii) decreased by (A) 50% of the amount, if any, that the Pipeline Assets Sale Price is less than $175,000,000 up to a maximum of $5,000,000 and (B) the amount, if any, that that the Pipeline Assets Sale Price is less than $165,000,000;

(iv) decreased by the aggregate amount of Environmental Liabilities; provided, that there shall be no decrease in the Cash Merger Consideration due to Environmental Liabilities until and unless the aggregate amount of Environmental Liabilities shall have exceeded $15,000,000, at which time the Cash Merger Consideration will be decreased by the entire amount of the Environmental Liabilities;

(v) decreased by the aggregate of the Title Defect Amounts; provided, that there shall be no decrease in the Cash Merger Consideration due to Title Defect Amounts until and unless the aggregate of the Title Defect Amounts, net of any Title Benefit Amounts, shall have exceeded $15,000,000, at which time the Cash Merger Consideration will be decreased by all such Title Defect Amounts;

(vi) decreased by the aggregate of any bonus amounts determined and approved by the Company’s board of directors and paid by the Company prior to Closing unless otherwise allowed by or disclosed on the date of this Agreement pursuant to Section 4.1 hereof;

(vii) decreased if necessary pursuant to Section 2.15; and

(viii) decreased by the payments made pursuant to Section 4.10.

(c) In the event that the Company receives an offer from a bona fide purchaser to pay a Pipeline Assets Sale Price that is not approved by Parent in accordance with Section 4.7 hereof, and is greater than the Pipeline Assets Sale Price actually received from a buyer approved by Parent, then such higher Pipeline Assets Sale Price shall be used for the purposes of Section 2.10(b)(ii) or (b)(iii).

2.11 Closing Payments. At the Closing, Parent shall pay or cause to be paid the following amounts by wire transfers of immediately available funds:

(a) Parent shall pay or cause to be paid all Company Transaction Costs that remain outstanding as of the Closing Date to such account or accounts as are designated by the Company in accordance with Section 4.6; and

(b) Parent shall deliver or cause to be delivered to a trust company designated by the Company (the “Exchange Agent”) for payment and delivery to the Securityholders in accordance with this ARTICLE 2 through the Exchange Agent:

(i) the Adjusted Cash Merger Consideration;

(ii) Stock Certificates representing in the aggregate the Parent Stock Merger Consideration; and

(iii) Warrants representing in the aggregate the Parent Warrant Merger Consideration.

(c) Parent shall pay, or provide funds for the Company to pay, any amounts paid pursuant to Section 2.10(b)(vi).

2.12 Payment.

(a) The funds, Stock Certificates and Warrants received by the Exchange Agent pursuant to Section 2.11(b) shall be deposited by the Exchange Agent in an account (the “Exchange Account”) established for the benefit of the Securityholders. The Exchange Agent shall pay and deliver:

(i) out of the Exchange Account, to each Common Stockholder holding a Certificate that immediately prior to the Effective Time represented a Vested Common Share, promptly upon receipt by the Exchange Agent of a completed and duly executed Letter of Transmittal and the Certificate, the Per Share Merger Consideration for each Vested Common Share previously represented by such Certificate;

(ii) out of the Exchange Account, to each Series A Preferred Stockholder holding a Certificate that immediately prior to the Effective Time represented outstanding shares of Series A Preferred Stock, promptly upon receipt by the Exchange Agent of a completed and duly executed Letter of Transmittal and the Certificate, the Series A Preference Amount in cash and the Per Share Merger Consideration for each such outstanding share of Series A Preferred Stock previously represented by such Certificate; and

(iii) out of the Exchange Account, to each Optionholder, promptly upon receipt by the Exchange Agent of a completed and duly executed Option Surrender Agreement, the aggregate Option Consideration for the Vested Options surrendered pursuant to the Option Surrender Agreement.

(b) At or immediately following the Effective Time, Parent shall deliver:

(i) to each record holder of Vested Common Shares or Series A Preferred Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (the “Letter of Transmittal”) and (B) instructions for effecting the surrender of such Certificates in exchange for the consideration such Stockholder has the right to receive pursuant to Sections 2.6 and 2.12(a)(i) or (a)(ii), as applicable;

(ii) to each holder of an Vested Option (A) an option surrender agreement (the “Option Surrender Agreement”) and (B) instructions for effecting the surrender of such Option in exchange for the consideration such Optionholder has the right to receive pursuant to Sections 2.7 and 2.12(a)(iii); and

(c) Parent shall deliver all Letters of Transmittal, Certificates and Option Surrender Agreements received by it at or prior to Closing to the Exchange Agent promptly after Closing, and Parent shall deliver all Letters of Transmittal, Certificates and Option Surrender Agreements, received by it after Closing to the Exchange Agent promptly after receipt thereof.

(d) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Securityholder pursuant to this ARTICLE 2 any amounts as the Surviving Corporation or Parent, as the case may be, is required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholders in respect of which the Surviving Corporation or the Parent, as the case may be, made such deduction or withholding. No interest shall accrue or be paid on the merger consideration payable upon the delivery of Certificates or Option Surrender Agreements.

(e) The Exchange Agent will, within five (5) Business Days after the 270th day following the Closing Date, return to the Surviving Corporation any portion of the consideration remaining to be paid to Securityholders pursuant to this ARTICLE 2 who have not yet surrendered their Certificates or Option Surrender Agreements or perfected their rights of appraisal, as the case may be, and any other funds in the Exchange Account which are to be distributed to Securityholders. Any Securityholders shall thereafter be entitled to look only to

Parent and the Surviving Corporation for payment of their claims for the consideration set forth in Sections 2.6, 2.7 and in this Section 2.12, without interest thereon.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, an indemnity against any claim that may be made against it with respect to such Certificate, the Parent or the Exchange Agent, as applicable, will issue in exchange for such lost, stolen or destroyed Certificate the consideration otherwise payable pursuant to this ARTICLE 2.

(g) Any amounts paid and any Stock Certificates or Warrants delivered to the Exchange Agent for the benefit of a Securityholder that are attributable to a Dissenting Share shall be available to pay the fair value of such Dissenting Share for which appraisal rights are perfected pursuant to Section 262 of the DGCL.

2.13 Per Share Consideration Amendment. Parent agrees to enter into an amendment to this Agreement proposed by the Company in order to reallocate the merger consideration among the individual holders of the Vested Common Shares, shares of Series A Preferred Stock and Vested Options to the extent such amendment does not (a) increase the total consideration to be paid by Parent under this Agreement nor (b) otherwise adversely affect Parent or the assets or liabilities of the Company at Closing.

2.14 Debt. On the Closing Date, the Company shall deliver to Parent a schedule of Debt of the Company and its Subsidiaries (excluding all capital leases of the Company and its Subsidiaries) as of immediately prior to the Closing.

2.15 Tax-Related Adjustments. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code, if, based upon the closing price of the Parent Common Stock as reported on the New York Stock Exchange (the “NYSE”) on the Business Day immediately preceding the Effective Time, the Parent Stock Merger Consideration would be less than 43% (or such lesser percentage as would preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code) of the sum of the Adjusted Cash Merger Consideration plus the positive value of the Parent Stock Merger Consideration plus the positive value of the Parent Warrant Merger Consideration, then, at the option of the Company, Parent will (a) increase the number of shares of Parent Common Stock included in the Parent Stock Merger Consideration and (b) decrease the amount of the Adjusted Cash Merger Consideration by an amount equal to (i) the number of shares added to Parent Common Stock pursuant to subsection (a) above multiplied by (ii) $33.75 so that the aggregate value of the Parent Stock Merger Consideration, as determined based upon the closing price of the Parent Common Stock on the NYSE on the Business Day immediately preceding the Effective Time, is equal to 43% (or such lesser percentage as would preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code) of the sum of the Adjusted Cash Merger Consideration plus the positive value of the Parent Stock Merger Consideration plus the positive value of the Parent Warrant Merger Consideration.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth on the Company Disclosure Schedule, as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), the Company represents and warrants to Parent and the Merger Subsidiary as follows:

(a) Organization, Good Standing and Other Matters. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation, partnership or limited liability company in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary. A true, correct and complete copy of the Company’s Certificate of Incorporation and Bylaws and its Subsidiaries’ respective certificates of incorporation and bylaws, or other comparable organizational documents, as in effect on the date of this Agreement has been furnished or made available to Parent or its representatives. The Company and its Subsidiaries are in material compliance with all provisions of their Certificate of Incorporation, as amended, Bylaws, Limited Partnership Agreements and Limited Liability Company Agreements, as applicable. All Subsidiaries of the Company, their respective jurisdictions of incorporation or organization and their respective jurisdictions where qualified to do business are set forth on Company Disclosure Schedule 3.1(a).

(b) Corporate Records. The minute books of the Company and its Subsidiaries accurately reflect actions taken by their Board of Directors, committees of its Board of Directors, and shareholders. All such actions were properly taken with a quorum present and acting throughout each such meeting. The stock transfer books of the Company and its Subsidiaries accurately reflect all issuances and transfers of shares of the Company’s and its Subsidiaries’ capital stock. The Company possesses its and its Subsidiaries’ minute books and stock transfer books.

(c) Capitalization of the Company. As of the date of this Agreement, the authorized capital stock of the Company consists of 33,000,000 shares of Common Stock and 28,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), all shares of which are designated as Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”). As of the date of this Agreement, (i) 3,715,000 shares of Common Stock are issued and outstanding; (ii) no shares of Common Stock are held by the Company in treasury; and (iii) 7,583,785 shares of Series A Preferred Stock are issued and outstanding. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company’s Stockholders may vote are issued or outstanding. All outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights. Except as set forth above, as set forth on Company Disclosure Schedule 3.1(d) and as set forth on Company Disclosure Schedule 3.1(c), as of the date of this

Agreement, there are outstanding (A) no shares of capital stock or other voting securities of the Company; (B) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; and (C) other than the Options, no options, warrants, calls, rights, commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(d) Options. Immediately prior to the Effective Time, there will be outstanding Options to acquire an aggregate of 1,240,000 shares of Common Stock with each such Option having the per share exercise price of $2.50.

(e) Capitalization of the Subsidiaries. As of the date of this Agreement, the authorized issued and outstanding limited liability company interests and partnership interests, as applicable, of each Subsidiary of the Company are listed on Company Disclosure Schedule 3.1(e). The Company directly or indirectly is the record and beneficial owner of all issued and outstanding limited liability company interests and partnership interests, as applicable, of each such Subsidiary and such ownership is free and clear of all Liens other than Permitted Liens. All of such limited liability company interests and partnership interests, as applicable, of the Subsidiaries have been validly issued and have not been issued in violation of any preemptive or similar rights. There are no contracts, agreements, commitments or arrangements obligating any such Subsidiary to issue, deliver, sell, purchase, redeem or acquire, cause to be issued, delivered, sold, purchased, redeemed or acquired, any limited liability company interests and partnership interests, as applicable, or obligating any such Subsidiary to grant, extend, or enter into any option, warrant, call, right, commitment or agreement of any kind to acquire any such limited liability company interests and partnership interests, as applicable.

(f) Authority. The Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein or therein have been duly and validly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company has adopted a resolution, as contemplated by Section 251(b) of the DGCL, declaring the advisability of, and recommending that the Stockholders approve, this Agreement. Contemporaneously with the execution and delivery of this Agreement by the Company, (i) holders of Series A Preferred Stock, voting separately as a single class, who collectively own of record at least sixty-nine percent (69%) of the shares of Series A Preferred Stock outstanding as of the date of this Agreement have approved and adopted this Agreement and the transactions contemplated hereby, and (ii) holders of Common Stock and holders of Series A Preferred Stock, voting together as a single class (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Series A Preferred Stock as of the date of this Agreement), who collectively own of record and beneficially a majority of the shares of Common Stock outstanding as of the date of this Agreement or issuable upon conversion of the shares of

Series A Preferred Stock outstanding as of the date of this Agreement have approved and adopted this Agreement and the transactions contemplated hereby. No other proceedings on the part of the Company or the Stockholders are necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party, perform its obligations hereunder or thereunder or for the Company to consummate the transactions contemplated herein and therein. This Agreement and each of the other Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming that this Agreement and the other Transaction Documents to which the Company is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(g) No Conflict; Required Filings and Consents. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Company of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provision of the Company’s Certificate of Incorporation, as amended, or Bylaws, or its Subsidiaries’ respective organizational documents; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any Material Contract, Lease or Oil and Gas Contract, except for those set forth on, or incorporated by reference into, Company Disclosure Schedule 3.1(g); (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon the Company or any of its Subsidiaries or by which or to which a material portion of the Company’s or any of its Subsidiaries’ respective assets is bound. No Consent of any Governmental Authority is required by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated herein or therein, except for (A) the filing of a pre-merger notification and report form by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (C) such Consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the other transactions contemplated in this Agreement and the other Transaction Documents to which the Company is a party.

(h) Financial Statements; Absence of Certain Changes or Events.

(i) The Company has furnished or made available to Parent or its representatives copies of (A) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003, together with the audited consolidated statements of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries for the year then ended, and the related notes thereto, accompanied by the reports thereon of KPMG LLP, independent public accountants, and (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2004, together with the related unaudited consolidated statements of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries for the nine (9)-month period then ended, and (C) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 31, 2004 (the “Balance Sheet”) together with the related unaudited consolidated statements of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries for the ten (10)-month period then ended (such audited and unaudited financial statements collectively being referred to herein as the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain all notes required by GAAP, are subject to normal year-end audit adjustments and do not reflect adjustments required by FAS 123 or FAS 133) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the consolidated results of the operations of the Company and its Subsidiaries for the respective periods indicated.

(ii) Except as set forth on Company Disclosure Schedule 3.1(h)(ii), as of the date of this Agreement there is no liability, contingent or otherwise, of the Company or any of its consolidated Subsidiaries that is not reflected or reserved against in the Balance Sheet, other than liabilities that are either (A) liabilities incurred in the ordinary course of business and consistent with past practices of the Company since October 31, 2004 (the “Balance Sheet Date”); (B) any such liability that would not be required to be presented in unaudited interim financial statements prepared in conformity with GAAP; (C) liabilities under this Agreement; or (D) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Company Disclosure Schedule 3.1(h)(ii) contains a list of all of the Company’s Letters of Credit.

(iii) Except as set forth on Company Disclosure Schedule 3.1(h)(iii), or as provided in or contemplated by this Agreement or the other Transaction Documents, since the Balance Sheet Date and prior to the date of this Agreement, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and consistent with past practices of the Company. Except as set forth on Company Disclosure Schedule 3.1(h)(iii), since the Balance Sheet Date (A) and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has acted or failed to act in a manner that would have been prohibited by Section 4.1 if the terms of such Section had been in effect as of and after the Balance Sheet Date and prior to the date of this Agreement; and (B) there has not occurred, and neither the Company nor any of its Subsidiaries has incurred or suffered, any change, circumstance, effect, event or fact that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(iv) Except as set forth on Company Disclosure Schedule 3.1(h)(iv), or as provided in or contemplated by this Agreement or the other Transaction Documents, since November 30, 2004: (A) cancelled, waived or released any rights or claims against, or indebtedness owed by, third parties; (B) made any advances or loans to anyone other than a Subsidiary; (C) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $100,000 individually or $300,000 in the aggregate, or outside the ordinary course of business; or (D) made any loan to, or entered into any other transaction with, any of its directors, officers, or employees.

(i) Internal Accounting Controls. The Company keeps accounts, books, and records that accurately, fairly, and in reasonable detail reflect its assets, business, liabilities, and transactions. In addition, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are accurately and promptly recorded to permit the preparation of the Company’s financial statements, (ii) transactions are executed in accordance with management’s general or specific authorizations, and (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization. The Company has not made or received any payment in violation of application law.

(j) Accounts Receivable. Except as otherwise set forth in the Company Disclosure Schedule 3.1(j), (i) all of the accounts, notes and loans receivable that have been recorded on the books of the Company and its Subsidiaries are bona fide and represent accounts, notes and loans receivable validly due for goods sold or services rendered and are reasonably expected to be collected in full within ninety (90) days after the applicable invoice or note maturity date (other than such accounts, notes and loans receivable that do not have a book value as of the date hereof in excess of $500,000 in the aggregate); and (ii) except for Permitted Liens, all of such accounts, notes and loans receivable are free and clear of any and all Liens and other adverse claims and charges, and none of such accounts, notes or loans receivable is subject to any offsets or claims of offset.

(k) Bank Accounts. Company Disclosure Schedule 3.1(k) describes each bank or brokerage account that the Company maintains at any financial institution or otherwise, including any lock box arrangements or safe deposit boxes.

(l) Compliance with Applicable Laws. Except as set forth on Company Disclosure Schedule 3.1(l), each of the Company and its Subsidiaries (i) has, since the Balance Sheet Date, complied with, is in compliance with and has operated its business and maintained its assets in compliance with all Applicable Laws, and (ii) holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the “Company Permits”). Except as set forth on Company Disclosure Schedule 3.1(l), the Company and its Subsidiaries are in compliance with the terms of the Company Permits. As of the date of this Agreement, except as set forth on Company Disclosure Schedule 3.1(l), no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. For purposes of this Section 3.1(l), the term “Applicable Laws,” as used in clause (i) above, shall not include any Environmental Laws, any Applicable Laws relating to Taxes or the subject matters of Sections 3.1(q), (r) or (t).

(m) Absence of Litigation. Except as set forth on Company Disclosure Schedule 3.1(m), as of the date of this Agreement there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened by or before any arbitrator or any Governmental Authority. There are no outstanding judgments, decrees, injunctions, awards or orders against the Company or any of its Subsidiaries.

(n) Insurance. Set forth on Company Disclosure Schedule 3.1(n), as of the date of this Agreement, is a true, correct and complete list of all workers’ compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, theft and other forms of property and casualty insurance held by the Company and each of its Subsidiaries and all fidelity bonds that are material to the Company and its Subsidiaries. Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the insurance policies set forth on Company Disclosure Schedule 3.1(n) is in full force and effect.

(o) Certain Property.

(i) Set forth on Company Disclosure Schedule 3.1(o)(i) is a list of all the Owned Real Property. Except as set forth on Company Disclosure Schedule 3.1(o)(i), the Company or a Subsidiary of the Company has title insurance insuring indefeasible, fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens, except as specifically noted in such title insurance policies. The material improvements on each parcel of Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Company and each of its Subsidiaries operated thereon to be operated in the ordinary course of business and consistent with past practices of the Company as currently operated. Except as set forth on Company Disclosure Schedule 3.1(o)(i), the material improvements located on each parcel of Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Company and its Subsidiaries to be operated in the ordinary course of business and consistent with past practices of the Company as currently operated. The current use of the Owned Real Property by the Company and its Subsidiaries does not violate in any material respect any restrictive covenants of record listed in the applicable title insurance policies as affecting any of the Owned Real Property.

(ii) Except for Leased Real Property obligations which are less than $50,000 annually and as set forth on Company Disclosure Schedule 3.1(o)(ii) is a list of all Leased Real Property. Each lease set forth on Company Disclosure Schedule 3.1(o)(ii) is a valid and binding obligation of the Company or one of its Subsidiaries and (subject to any of such leases being terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof) is in full force and effect. To the Knowledge of the Company, except as otherwise set forth on Company Disclosure Schedule 3.1(o)(ii), neither the Company nor any of its Subsidiaries is in default in any material respect under any lease set forth on Company Disclosure Schedule 3.1(o)(ii).

(p) Liens and Encumbrances. As of the date of this Agreement, all of the material assets of the Company and its Subsidiaries are free and clear of all Liens except (i) Permitted Encumbrances and (ii) Liens set forth on Company Disclosure Schedule 3.1(p) (the Liens referred to in clauses (i) and (ii) being “Permitted Liens”).

(q) Environmental Matters. Except as disclosed on Company Disclosure Schedule 3.1(q):

(i) The Real Property, Oil and Gas Properties, Oil and Gas Interests and the operations of the Company and its Subsidiaries thereon comply with all applicable Environmental Laws.

(ii) As of the date of this Agreement, no judicial proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the violation of any applicable Environmental Laws, and, as of the date of this Agreement, there are no administrative proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries alleging the violation of any applicable Environmental Laws and, as of the date of this Agreement, no written notice from any Governmental Authority or any private or public Person has been received by the Company or any of its Subsidiaries claiming any violation of any applicable Environmental Laws by any Real Property, Oil and Gas Property or Oil and Gas Interest, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations or installations on any Real Property, Oil and Gas Property or Oil and Gas Interest that are necessary to comply with any applicable Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving such notice, and, to the Knowledge of the Company, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice.

(iii) All permits, registrations, licenses and authorizations required to be obtained or filed by the Company or any of its Subsidiaries under any applicable Environmental Laws in connection with the Company’s or any of its Subsidiaries’ operations, including those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances have been duly obtained or filed, and the Company and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, registrations, licenses and authorizations. To the Knowledge of the Company, there are no conditions or circumstances that would limit or preclude the Company or its Subsidiaries from renewing such permits, registrations, licenses and authorizations.

(iv) All Hazardous Substances used or generated by the Company or any of its Subsidiaries at or on any of the Owned Real Property, Leased Real Property, Oil and Gas Property or Oil and Gas Interest have been managed in such manner as not to result in any Environmental Liabilities.

(v) To the Knowledge of the Company, there have been no releases of Hazardous Materials on, under or from the Company or its Subsidiaries’ real properties, and there are no investigations, remediations, removals, or monitoring of Hazardous Materials required under Environmental Laws at such properties.

(vi) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notification from any source advising the Company or any of its Subsidiaries that (A) it is a potentially responsible party under CERCLA or any other applicable Environmental Laws, (B) any Real Property, Oil and Gas Property or Oil and Gas

Interest is identified or proposed for listing as a federal National Priorities List (“NPL”) (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) (or state-equivalent) site or (C) any facility to which it currently transports or otherwise arranges for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

(vii) Neither the Company nor its Subsidiaries have received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Substances at, under, or released or threatened to be released from any offsite non-Company real property and, to the Knowledge of the Company, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice.

(r) Taxes. Except as set forth on Company Disclosure Schedule 3.1(r):

(i) (A) All material Tax Returns which have been required to be filed by the Company or any of its Subsidiaries have been timely filed; (B) all material Taxes which have become due by the Company or any of its Subsidiaries have been timely paid in full; (C) all withholding Tax requirements imposed on the Company or any of its Subsidiaries have been satisfied in full in all material respects; (D) there is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax with respect to the periods covered by any such Tax Returns; (E) no material claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes has been asserted in writing by any Government Authority with respect to any such Tax Returns; and (F) the Company and its Subsidiaries have not executed any extension agreement or waiver of any statute of limitations with respect to the assessment or collection of any tax against them.

(ii) There is no existing Tax sharing agreement that may or will require that any payment be made by or to the Company or any of its Subsidiaries on or after the Closing Date.

(iii) There is no contract, agreement, plan or arrangement covering any Person that as a consequence of the transactions contemplated by this Agreement or otherwise, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries, as the case may be, by reason of Section 280G of the Code.

(iv) Except as stated on Company Disclosure Schedule 3.1(r)(iv), neither the Internal Revenue Service (“IRS”) nor any other taxing authority has contacted the Company or its Subsidiaries concerning a future audit or examination of any tax reports and returns that include the Company or its Subsidiaries. In addition, no such audit or examination is in process or has occurred with respect to any period for which the statue of limitations has not expired.

(s) Material Contracts. Set forth on, or incorporated by reference into, Company Disclosure Schedule 3.1(s), as of the date of this Agreement, is a true, correct and complete list of all Material Contracts (excluding any Easements) to which the Company or any of its Subsidiaries is a party or by which any of the Company or any of its Subsidiaries is otherwise bound. A true, correct and complete copy of each Material Contract (excluding any Easements) has been furnished or made available to Parent or its representatives. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is in default under any such Material Contract, except as set forth on Company Disclosure Schedule 3.1(s). To the Company’s Knowledge, as of the date of this Agreement, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a default under any Material Contract by the Company or any of its Subsidiaries, except as set forth on Company Disclosure Schedule 3.1(s).

(t) ERISA Compliance; Labor.

(i) Except as set forth on Company Disclosure Schedule 3.1(t), neither the Company nor any other entity required to be aggregated with the Company under Section 414 of the Code (the “Aggregated Group”) sponsors, maintains or contributes to any Employee Benefit Plan.

(ii) As of the Effective Time, the Company will not sponsor, maintain or have any obligation to contribute to any Employee Benefit Plan and, except as provided in Section 2.7, will not have any liability under any Employee Benefit Plan.

(iii) None of the Company or any of its Subsidiaries will have any employees as of the Effective Time or, except as provided in Section 2.7, any obligations to any former employees.

(iv) No labor associations, organizations, or unions have been certified to represent any employee of the Company, and no collective bargaining agreement or other labor union contract has been requested by any employee or group of employees of the Company, and no discussions or negotiations with respect to any such agreement or contract have occurred.

(v) The Company and its Subsidiaries are in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

(u) Reserve Information. The underlying factual information provided to Netherland, Sewell & Associates, Inc. by or on behalf of the Company or its Subsidiaries in connection with their Reserve Report dated December 1, 2004 (the “Reserve Report”), to the extent that it was relied upon by Netherland, Sewell & Associates, Inc. in the preparation of its report on the Company’s proved reserves as of December 1, 2004 was, at the time of delivery, true and correct in all material respects. The Company has no Knowledge of any material errors in such underlying factual information supplied to Netherland, Sewell & Associates, Inc. for purposes of preparing such report and the conclusions in such report are not in any material way unreasonable when compared with the Company’s own evaluation of the properties included in such report as of December 1, 2004 taken as a whole. The Company has provided Parent with a true, correct and complete copy of the Reserve Report. Except for changes (including changes in commodity prices or service costs) generally affecting the oil and gas industry and disposition of Oil and Gas Properties since the date thereof, there have been no changes in respect of the Oil and Gas Properties covered by the Reserve Report; provided further that changes in evaluation methods, criteria or techniques used by Parent will not constitute such a change. Set forth in Company Disclosure Schedule 3.1(u)-1 is a list of all material Oil and Gas Properties that were acquired by the Company subsequent to the date of the Reserve Report. Set forth in Company Disclosure Schedule 3.1(u)-2 is a list of all material Oil and Gas Properties that were included in the Reserve Report that have been disposed of prior to the date of this Agreement.

(v) Intellectual Property. Set forth on Company Disclosure Schedule 3.1(v) is a list of all issued Patents and pending Patent applications, registered trademarks and registered domain names owned by the Company or one of its Subsidiaries and used in the United States. The Company or one of its Subsidiaries owns, or has the license or right to use in the United States, all Intellectual Property currently used and necessary to conduct its business as presently conducted. To the Knowledge of the Company, as of the date of this Agreement, no third party has asserted against the Company or any of its Subsidiaries a claim in writing that the Company or any of its Subsidiaries is infringing the Intellectual Property of such third party that has not been resolved. To the Knowledge of the Company, as of the date of this Agreement, no third party is infringing the Intellectual Property owned or exclusively licensed by the Company or one of its Subsidiaries. The Company is a party to a Licensing Agreement with Antero II, pursuant to which the Company has granted to Antero II a non-exclusive, perpetual, irrevocable, royalty-free, worldwide, fully paid-up license to make use of the Company’s seismic data collected prior to the Effective Time. The Company and its Subsidiaries are parties to a Licensing Agreement with Antero II pursuant to which Antero II has granted to the Company and its Subsidiaries a non-exclusive license to use the name “Antero” for a limited period of time.

(w) Status and Operation of Oil and Gas Properties.

(i) The Leases which are included in the Oil and Gas Properties are (A) in full force and effect in accordance with their respective terms, (B) all royalties, rentals and other payments due under the Leases have been properly and timely paid and (C) there are currently pending no written requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases.

(ii) Company Disclosure Schedule 3.1(w)(ii) sets forth the Scheduled Oil and Gas Interests.

(iii) Company Disclosure Schedule 3.1(w)(iii) sets forth (A) a map depicting the pipeline portion of the Pipeline Assets, (B) a map depicting the pipeline portion of the Gathering Assets other than the Pipeline Assets, and (C) a list of tangible personal property with a value in excess of $100,000 associated with the Pipeline Assets (the “Other Pipeline Assets”). Except as set forth on Company Disclosure Schedule 3.1(w)(iii), the Company has Good and Marketable Title for all Oil and Gas Properties set forth in the Reserve Report and all Scheduled Oil and Gas Interests and Good and Defensible Title to the Other Pipeline Assets. Without limiting the generality of the foregoing, the Company owns and will at the Effective Time own the Net Revenue Interest, and will own the related Working Interest, in each case as set forth on Company Disclosure Schedule 3.1(w)(ii) for each of the Scheduled Oil and Gas Interests. The Other Pipeline Assets are in good operating condition, ordinary wear and tear excepted, except where the failure to maintain such personal property in such condition would not have, individually or in the aggregate, a Material Adverse Effect.

(iv) The Oil and Gas Contracts and Leases of the Company and any of its Subsidiaries are set forth on Company Disclosure Schedule 3.1(w)(iv) are in full force and effect in accordance with their respective terms. None of the Company or any of its Subsidiaries is in breach of any of its material obligations under any such Oil and Gas Contract or Lease, nor to the Company’s Knowledge, is any other party to such Oil and Gas Contract or Lease in breach of any of its material obligations thereunder.

(v) Except as set forth on Company Disclosure Schedule 3.1(w)(v), to the Knowledge of the Company, all pipelines, gathering systems, plants or other material facilities owned or used by the Company or any of its Subsidiaries are located on easements, rights-of-way or on real property, permits or licenses owned or leased by the Company and its Subsidiaries.

(vi) Every well included in the Oil and Gas Interests has been drilled and completed within the boundaries covered by the Oil and Gas Properties or within the limits otherwise permitted by contract, pooling or unit agreement and by Applicable Laws. No well located on the Oil and Gas Interests is subject to penalties on allowables after the date hereof because of any overproduction or any other violation of Applicable Laws of any Governmental Authority, which would prevent such well from being entitled to its full legal and regular allowable, from and after the date hereof as prescribed by any Governmental Authority.

(x) Prepayments; Hedging; Calls. Except as set forth in Company Disclosure Schedule 3.1(x):

(i) neither the Company nor any of its Subsidiaries has any outstanding obligations for the delivery of Hydrocarbons attributable to any of the Oil and Gas Interests of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor;

(ii) neither the Company nor any of its Subsidiaries is bound by any future, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities; and

(iii) no Person has any call upon, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of the Company and its Subsidiaries, except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, the Company or its Subsidiaries will have the right to market production from the Oil and Gas Interests of the Company and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed.

(y) Broker’s Commissions. Except as set forth on Company Disclosure Schedule 3.1(y), neither the Company nor any Subsidiary thereof has, directly or indirectly, entered into any agreement with any Person that would obligate the Company or any Subsidiary thereof to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

(z) Excluded Assets and Liabilities. Prior to Closing the Company has or will have transferred the following assets to Antero II, and Antero II has accepted such assets and all liabilities related thereto:

(i) the office equipment, software and other personal property set forth on Company Schedule 3.1(z)(i);

(ii) the Company’s office leases for the Fort Worth, Texas and Denver, Colorado offices; and

(iii) all compensation and benefit plans and obligations of any kind.

(aa) Affiliate Transactions. Except as disclosed in Company Disclosure Schedule 3.1(aa), (i) there is no Debt between the Company or any Subsidiary, on the one hand, and any Securityholder or any Affiliate (other than the Company or any Subsidiary) of such Securityholder, on the other, (ii) none of the Securityholders nor any such Affiliate provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary, and (iii) neither the Company nor any Subsidiary provides or causes to be provided any assets, services or facilities to any Securityholder or any such Affiliate. Except as disclosed in Company Disclosure Schedule 3.1(aa), each of the transactions listed in Company Disclosure Schedule 3.1(aa) was incurred or engaged in, as the case may be, on an arm’s-length basis and in the ordinary course of business.

(bb) No Competing Interest. Except as stated in the Company Disclosure Schedule 3.1(bb), none of the officers of the Company own, directly or indirectly, any interest in, or serves as a director, officer, or employee of, or consultant to, other than a passive investor of, any corporation, partnership, firm, association, or business organization, entity or enterprise which is a supplier or customer of the Company or its Subsidiaries or is in any way associated with or involved in the business conducted by the Company or its Subsidiaries or is competing with the Company in the Barnett Shale formation of the Fort Worth Basin.

3.2 Representations and Warranties of Parent and Merger Subsidiary. Except as set forth on Parent Disclosure Schedule, as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), Parent and the Merger Subsidiary jointly and severally represent and warrant to the Company and the Securityholders as follows:

(a) Organization Good Standing and Other Matters. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated in this Agreement. Parent directly owns all of the issued and outstanding capital stock of Merger Subsidiary free and clear of all Liens. A true, correct and complete copy of Parent’s Certificate of Incorporation and Bylaws and the certificate of incorporation and bylaws of Merger Subsidiary, as in effect on the date of this Agreement, has been furnished to the Company or its representatives.

(b) Authority. Each of Parent and Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate or stockholder action on the part of Parent and Merger Subsidiary. No other proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement and the other Transaction Documents to which Parent or Merger Subsidiary is a party, to perform Parent’s or Merger Subsidiary’s obligations hereunder and thereunder or for Parent and Merger Subsidiary to consummate the transactions contemplated herein and therein. This Agreement and the other Transaction Documents to which either of Parent or Merger Subsidiary is or will be a party have been, or upon execution and delivery will be, duly and validly executed and delivered by each of Parent and Merger Subsidiary, as applicable, and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) No Conflict; Required Filings and Consents. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to which either is a party do not, and consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any material portion of their respective assets is bound; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon Parent or Merger Subsidiary or by which they or any material portion of their respective assets is bound, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not interfere with the ability of either of Parent or Merger Subsidiary to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. No Consent of any Governmental Authority is required by or with respect to Parent or Merger Subsidiary in connection with the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to which either of them is a party or the consummation of the transactions contemplated herein and therein, except for (A) filings under the HSR Act, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) such Consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the other transactions contemplated by this Agreement and the other Transaction Documents to which Parent or Merger Subsidiary is a party, and (D) such other Consents, the failure of which to obtain would not interfere with the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement and the other Transaction Documents to which either of them is or will be a party.

(d) Litigation. As of the date of this Agreement, there is no action, suit or judicial or administrative proceeding pending or, to the Knowledge of Parent or Merger Subsidiary, threatened against Parent or Merger Subsidiary relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of Parent or Merger Subsidiary to perform its obligations and agreements under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein.

(e) Surviving Corporation After the Merger. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated herein, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

(f) SEC Reports; Financial Statements.

(i) Parent has filed and made available to the Company all forms, reports and other documents required to be filed by Parent with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) since January 1, 2004. All such required forms, reports and other documents (including those that Parent may file after the date hereof and prior to the Closing) are referred to herein as the “Parent SEC Reports.” The Parent SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and (iii) did not, or will not at the time they were or are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the last date on which a Parent SEC Report was filed, there has been no material adverse change in the assets, liabilities, condition (financial or otherwise), operating results, business or prospects of Parent or in the ability of Parent to perform its obligations under this Agreement or that could materially impair or prohibit the consummation of the transactions contemplated by this Agreement.

(ii) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Parent SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Parent and its subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Parent and its subsidiaries, except that the unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments that were not or are not expected to be material.

ARTICLE 4

COVENANTS OF THE COMPANY

4.1 Conduct of Business.

(a) Except as expressly permitted under this Agreement or in Company Disclosure Schedule 4.1 or to the extent that Parent shall otherwise consent in writing or by electronic transmission (which consent shall not be unreasonably withheld), from the date of this Agreement until the Closing, the Company covenants and agrees with Parent that the Company shall not, and shall not permit any of its Subsidiaries to:

(i) fail to use all commercially reasonable efforts to (A) preserve substantially intact the Company’s and each of its Subsidiaries’ present business organization and (B) preserve its present relationships with customers, suppliers and others having business dealings with it;

(ii) fail to use all commercially reasonable efforts to maintain all tangible assets of the Company and each of its Subsidiaries in good operating order, condition, and repair, except for ordinary wear and tear;

(iii) except for amendments, modifications, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries, amend, modify, terminate or fail to use its commercially reasonable efforts to renew any Material Contract;

(iv) merge or consolidate with or into any other Person, dissolve or liquidate;

(v) acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets), sell, lease or dispose of any assets, except in accordance with all of the following: (A) the ordinary course of business consistent with past practices of the Company and its Subsidiaries, (B) the Company’s 2005 first quarter budget attached hereto as Company Disclosure Schedule 4.1(a)(v), and (C) limited to expenditures in connection with acquisition of new oil and gas leases, renewals of oil and gas leases, non-producing leasehold acquisitions, and acquisitions of producing Oil and Gas Properties as identified in the said 2005 budget;

(vi) mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its assets;

(vii) except as required by GAAP or by Applicable Law, change any of the accounting principles or practices used by the Company or its Subsidiaries;

(viii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries;

(ix) (A) except for dividends or distributions payable to the Company and dividends to be declared in connection with the preferred rights of the Series A Preferred Stock, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of, any of its capital stock or other voting securities, (B) adjust, split, combine, or reclassify any of its capital stock or other voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other voting securities, or (C) except for the shares of unvested Common Stock purchased pursuant to Section 4.10, and except in the case of an employee whose employment has terminated, purchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any Options;

(x) except for the issuance of options to purchase not more than 566,050 shares of capital stock of the Company pursuant to the Stock Option Plan and not more than 8,823,785 shares of capital stock of the Company issuable upon the exercise of any Options or upon the conversion of shares of Series A Preferred Stock outstanding on the date of this Agreement or as required by the terms of any written contracts between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement, issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock or voting securities of any class or any securities convertible into or exercisable or exchangeable for shares of capital stock or voting securities of any class (except for the issuance of certificates in replacement of lost certificates);

(xi) change or amend its charter documents or bylaws;

(xii) except under the Loan Agreements in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries and in any event not to exceed an aggregate amount of total borrowings of more than $193 million whether under the Loan Agreements or new working capital facility, and except for capital leases and current liabilities (excluding short-term Debt) within the meaning of GAAP incurred in the ordinary course of business and consistent with past practices of the Company, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person (other than among the Company and its Subsidiaries and among such Subsidiaries, and other than advances to directors, officers and employees in the ordinary course of business and consistent with past practices of the Company);

(xiii) make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting;

(xiv) fail to (A) transfer on or prior to the Effective Time all Employee Benefit Plans and all employees to Antero II and (B) cause Antero II to assume all related obligations;

(xv) waive any rights relating to the Oil and Gas Properties or Oil and Gas Interests;

(xvi) release or abandon any Oil and Gas Properties or Oil and Gas Interests (except the abandonment of a lease, license, or concession upon the expiration of its primary term or upon failure to satisfy drilling commitments);

(xvii) commence or consent to any material operation on any Oil and Gas Properties which are not a property identified in the Company’s proposed 2005 drilling schedule attached hereto as Company Disclosure Schedule 4.1(a)(xvii) (except for emergency operations, in which case the Company shall promptly notify Parent and from the date of Parent’s response to such notice shall once again be subject to the limitations contained in this subsection (xvii)); for purposes of this subsection (xvii) an operation shall be deemed material if its estimated cost is $100,000 or more net to the interest of the Company;

(xviii) convey, farmout, encumber, mortgage, pledge, or dispose of any Oil and Gas Properties or Oil and Gas Interests except for Permitted Liens and pooling activities in the ordinary course;

(xix) other than as contemplated by Section 4.8, enter into any new material contracts or agreements relating to any Oil and Gas Properties or Oil and Gas Interests, other than periodic production purchase and sale agreements terminable on not more than thirty (30) days notice;

(xx) make, institute, or introduce any methods of purchase, sale, lease, management, accounting, billing, or operation of the Oil and Gas Properties or Oil and Gas Interests or other business of the Company that are not customary in the industry and consistent with the Company’s past practices;

(xxi) enter into any contract or commitment or engage in any transaction not in the ordinary course of the Company’s business consistent with the Company’s past practices; or

(xxii) authorize, or commit or agree to take, any of the foregoing actions.

(b) Likewise, except as otherwise permitted under this Agreement or in Company Disclosure Schedule 4.1 or to the extent that Parent shall otherwise consent in writing or by electronic transmission (which consent shall not be unreasonably withheld), from the date of this Agreement until the Closing, the Company covenants and agrees with Parent that the Company shall, and shall cause each of its Subsidiaries to:

(i) use all commercially reasonable efforts to carry on the Company’s business in its usual, regular, and ordinary manner, and preserve intact the Company’s present business organization relating to that business and the Company’s relationships with suppliers, customers, and other persons having business dealings with the Company;

(ii) use all commercially reasonable efforts to maintain all tangible assets and property of the Company in good operating order, condition, and repair, ordinary wear and tear excepted;

(iii) maintain the books, accounts, and records of the Company consistently with prior years and in accordance with sound commercial practices;

(iv) promptly notify Parent of the receipt of any notice or claim, or any threat of a notice or claim, of which the Company or any of its Affiliates become aware after such date, relating to any default or breach by the Company or any of its Affiliates under, or any termination or cancellation of, any Material Contract, Lease or Oil and Gas Contract (or in the case of any production sales contract, any notice of intent to exercise any price renegotiation or other option available to the purchasers thereunder, to terminate such contract, to alter pricing, delivery, or other material provisions thereof, or to contest or dishonor any material provisions thereof);

(v) use all commercially reasonable efforts to maintain in force the insurance policies referred to in Section 3.1(n), use the Company’s reasonable efforts to have Parent added as an additional named insured under such insurance with respect to the period beginning on the date of this Agreement (or, if acceptable to the insurer(s)) and ending at the Effective Time, and promptly notify Parent of any condemnation of, or any loss of or damage to, any material assets of the Company of which the Company or any of its Affiliates becomes aware;

(vi) operate the Oil and Gas Properties in compliance in all material respects with all applicable laws, rules, regulations, and orders;

(vii) notify Parent before the Company or any of its Affiliates fail to pay any rentals, shut-in royalties, minimum royalties, or other similar periodic payments that are necessary to maintain the Company’s Oil and Gas Interests or other rights in and to the Oil and Gas Properties;

(viii) continue Company’s drilling and development activities on the Oil and Gas Properties in accordance with all of the following: (A) the ordinary course of business consistent with past practices of the Company and its Subsidiaries, (B) the Company’s

2005 budget attached hereto as Company Disclosure Schedule 4.1(a)(v), and (C) limited to expenditures in connection with its drilling and completion activities (both on Company-operated and non-operated properties), as identified in the Company’s proposed 2005 drilling schedule attached hereto as Company Disclosure Schedule 4.1(a)(xvii);

(ix) maintain the current lease acquisition program underway by the Company in accordance with the stated plans and in accordance with past practices of the Company and within the Company’s 2005 budget, with monthly reports to Parent related to the acreage targeted and acquired, and expenditures made in connection therewith; and

(x) notify Parent promptly after the Company or its Affiliates becomes aware of any breach by the Company or its Affiliates of the covenants contained within this Section 4.1.

4.2 Access and Information. Until the Closing, the Company shall afford to Parent and its representatives (including accountants and counsel) reasonable access, in each case, only at such locations and in accordance with such procedures (including prior notice requirements, the time and duration of access and the manner in which access and discussions may be held) as are mutually agreed to between Parent and the Company prior to any such access, to all properties, books, records, and Tax Returns of the Company and each of its Subsidiaries and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of Parent, to make copies of such books, records and other documents and to discuss the business of the Company and each of its Subsidiaries with such directors, officers and counsel for the Company as Parent may reasonably request for the purposes of familiarizing itself with the Company and each of its Subsidiaries including providing the Company’s consent to the release of any information regarding the Company and its Subsidiaries held by its independent auditors. Notwithstanding the foregoing provisions of this Section 4.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of Parent’s representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by an existing contract or agreement. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. In addition, Parent shall not contact any personnel of the Company or its Subsidiaries regarding the transactions contemplated by this Agreement without the express prior written consent of the Chief Financial Officer of the Company. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement until the Effective Time.

4.3 Third Party Consents. After the date of this Agreement and prior to the Closing, the Company shall use its commercially reasonable efforts, but excluding making any payments unless made in the Company’s sole and absolute discretion, to obtain the Consent from any party to a Material Contract that is set forth on Company Disclosure Schedule 4.3.

4.4 Notification of Certain Matters; Supplemental Disclosure Letters.

(a) The Company shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect and (ii) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. Except as set forth in Section 4.4(b), no such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

(b) The Company shall have the right, and the continuing obligation, to disclose additional matters (a “Supplemental Disclosure Item”) in a letter to Parent (a “Supplemental Disclosure Letter”) from time to time prior to the Closing that come to the Knowledge of the Company after the date hereof that, had such additional matters been existing, occurring or known on the date hereof, would have been required to be set forth or described in the Company Disclosure Schedules delivered to Parent on the date of this Agreement in order to make the representations and warranties true and correct as of the date of this Agreement and as of the Effective Time. The delivery of a Supplemental Disclosure Letter shall not diminish Parent’s right to terminate this Agreement pursuant to Section 9.1(b)(i).

4.5 Termination of Agreements. Prior to the Effective Time, the Company shall take such action as may be necessary to cause the Stockholders’ Agreement, the Series A Preferred Stock Purchase Agreement, the Master Agreement and the Services Agreement to be terminated in full and of no further force or effect as of and after the Effective Time.

4.6 Company Transaction Costs. No later than two (2) Business Days prior to the Closing Date, the Company shall provide the amount, in the aggregate, of all Company Transaction Costs that were previously paid and that are to be paid or caused to be paid by Parent at Closing and shall provide Parent with a certificate setting forth (a) the identity of each Person that is to be paid at Closing; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.

4.7 Sale of Pipeline Assets. The Company will use commercially reasonable efforts to sell the Pipeline Assets prior to the Closing on terms and conditions negotiated by the Company; provided that Parent will have the right to approve the buyer in such sale. Upon receipt from a bona fide purchaser of an offer to purchase the Pipeline Assets, the Company shall promptly provide written notice of the offer and its material terms, including the offeror and the proposed Pipeline Assets Sale Price, to Parent for such approval. Parent shall provide such approval within five (5) business days. The Pipeline Assets Sale Price, if any, received by the Company prior to the Closing will be used to repay outstanding Debt of the Company and its Subsidiaries to the extent of such Debt. In the event that Parent does not approve any bona fide purchaser for which the Company has given notice pursuant to this Section 4.7, the Parent agrees to consummate the Merger and deem the Pipeline Assets Purchase Price to be the highest dollar amount bid for the Pipeline Assets from a bona fide purchaser.

4.8 Drilling Contracts and Landmen. Prior to the Closing, the Company will use commercially reasonable best efforts to (a) enter into agreements to commit at least ten (10)

drilling rigs to drilling contracts for a term through March 30, 2006; and (b) extend the existing contracts and agreements with landmen providing services in the Barnett Shale for a term of twelve (12) months after Closing for the benefit of Parent as successor to the interests, in each case on terms and conditions approved by Parent in writing or electronically, such approval not to be unreasonably withheld or delayed.

4.9 Loan Agreements. Prior to the Closing, the Company shall use all commercially reasonable best efforts to separate between the Company and Antero II the liabilities and obligations allocable to each, respectively, under that certain Credit Agreement dated May 6, 2004 by and among the Company, Antero II and the Lenders named therein and that certain Senior Term Agreement dated July 7, 2004 by and among the Company, Antero II and the Lenders named therein such that the Company shall not be held liable for any liabilities or obligations allocable to Antero II thereunder and Antero II shall not be held liable for any liabilities or obligations of the Company or Surviving Corporation thereunder.

4.10 Repurchase of Unvested Shares. Prior to the Closing the Company will exercise its rights to repurchase any shares of outstanding Common Stock that are not Vested Common Shares immediately prior to the Effective Time by paying to the holders thereof an amount equal to the par value of those shares.

ARTICLE 5

COVENANTS OF PARENT AND MERGER SUBSIDIARY

5.1 Notification of Certain Matters. Parent and Merger Subsidiary shall give prompt written notice to the Company of (a) the occurrence, or failure to occur, of any event of which either of them has Knowledge that has caused any representation or warranty of Parent or Merger Subsidiary contained in this Agreement to be untrue or inaccurate in any material respect and (b) the failure of Parent or Merger Subsidiary to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder. If Parent, Merger Subsidiary or any of their Affiliates obtains Knowledge of a breach by the Company of a representation, warranty, covenant or agreement made by the Company contained in this Agreement, Parent shall promptly notify the Company of such breach; provided that such notification shall not result in the waiver by Parent or Merger Subsidiary of any of their respective rights or remedies under this Agreement.

5.2 Access to Information. From and after the Effective Time, Parent shall (and shall cause the Surviving Corporation and each of its Subsidiaries and other Affiliates to), during normal business hours and upon reasonable notice, make available and provide each Securityholder and their respective representatives (including, without limitation, counsel and independent auditors) with access to the facilities and properties of the Surviving Corporation and each of its Subsidiaries and to all information, files, documents and records (written and computer) relating to the Surviving Corporation and its Subsidiaries or any of their businesses or operations for any and all periods prior to and including the Closing Date that they may require with respect to any reasonable business purpose (including, without limitation, any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, and shall (and shall cause the Surviving Corporation and each of its Subsidiaries and other Affiliates) to cooperate fully with such Securityholders and their respective representatives (including counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of Parent, the Surviving Corporation and its Subsidiaries and other Affiliates, as applicable, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of the Surviving Corporation and each of its Subsidiaries available to such Securityholders and their respective representatives (including counsel and independent auditors), with regard to any reasonable business purpose. Notwithstanding the foregoing, the Securityholders shall not have access to personnel records of the Surviving Corporation or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in Parent’s good faith opinion is sensitive or the disclosure of which could subject the Surviving Corporation or any of its Subsidiaries to risk of liability; provided that the Securityholders shall not be prohibited from accessing such information pursuant to a valid court order.

5.3 Indemnification of Officers, Directors, Employees and Agents.

(a) From and after the Effective Time, the Surviving Corporation and any successor entities which own and operate the business and properties owned by the Company and its Subsidiaries (collectively for the purposes of the indemnification provided by this Section 5.3 (the “Surviving Corporation”) shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “D&O Indemnified Persons”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fee and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, arising out of or pertaining to acts or omissions in their capacities as such, and whether asserted or claimed prior to, at or after the Effective Time (“D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Transaction Documents or the transactions contemplated hereby and thereby, in each case to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors or officers (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each D&O Indemnified Person to the fullest extent a corporation is permitted under the DGCL to advance expenses to its directors and officers in connection with claims, actions and suits involving such Persons) only upon delivery to the Company or Surviving Corporation, as the case may be, of an undertaking, by or on behalf of such D&O Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section 5.3(a) or otherwise. In determining whether a D&O Indemnified Person is entitled to indemnification under this Section 5.3, if requested by such D&O Indemnified Person, such determination shall be made by special, independent counsel selected by the Surviving Corporation and approved by the D&O Indemnified Person (which approval shall not be unreasonably withheld) and who has not otherwise performed services for the Surviving Corporation or its Affiliates within the last three (3) years (other than in connection with such matters). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Persons (whether arising before or after the Effective Time), (i) the D&O Indemnified Persons may retain the Company’s regularly engaged independent legal counsel or other counsel satisfactory to them and reasonably satisfactory to the Company (or satisfactory to them and reasonably satisfactory to Parent and the Surviving Corporation after the Effective Time), and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the D&O Indemnified Persons as promptly as statements therefor are received and (ii) Parent shall cause the Surviving Corporation to use its commercially reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided further that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 5.3 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single claim, action, suit, proceeding or investigation, unless there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group. Any D&O Indemnified Person wishing to claim indemnification under this Section 5.3, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.3 except to the extent such failure materially prejudices such party’s position with respect to such claims) and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.

(b) Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the certificate of incorporation and bylaws of the Surviving Corporation or manage the Surviving Corporation or any of its Subsidiaries in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Effective Time were directors, officers, employees or agents of the Company or any of its Subsidiaries. Parent shall, and shall cause the Surviving Corporation to, honor any indemnification agreements between the Company and any of its directors, officers or employees. To the extent not already in existence, D&O indemnification agreements consistent with the terms of the certificate of incorporation and bylaws will be executed by Company directors and management prior to consummation of the Merger.

(c) Parent and the Surviving Corporation shall indemnify any D&O Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.3(a), relating to the enforcement of such D&O Indemnified Person’s rights under this Section 5.3 or under any charter, bylaw or contract only upon delivery to the Company or Surviving Corporation, as the case may be, of an undertaking, by or on behalf of such D&O Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section 5.3(a) or otherwise. Any amounts due pursuant to this Section 5.3 shall be payable upon request by the

D&O Indemnified Person and shall bear interest from the date such were originally due and payable at a rate equal to the prime rate of interest as announced by JPMorgan Chase Bank, N.A. as in effect on the date of such initial request plus three percent (3%).

(d) Prior to Closing, the Company will purchase a six (6) year directors’ and officers’ liability insurance and fiduciary liability insurance covering the D&O Indemnified Persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance or fiduciary liability insurance policies and the Parent will take no action which would interfere with the benefit of such policy during such term.

5.4 Name Change. Parent agrees that (a) within ninety (90) days after the Effective Time it will cause the Surviving Corporation and each of its Subsidiaries to take all necessary steps to change their names so as not to include, and cease doing business under any name that includes, the word “Antero,” or any derivative, (b) at any time after the Effective Time, Antero II and its Affiliates may engage in business in the oil and gas industry or any other activity using a name that includes the word “Antero,” and (iii) after the Effective Time Parent will and will cause the Surviving Corporation and each of its Subsidiaries to take all necessary steps to consent to the formation by Antero II or its Affiliates of any entity under a name, and the use of a name by that entity, that includes the word “Antero” in any jurisdiction, to the extent contemplated by clause (b).

5.5 Pipeline Assets. Parent agrees that if it fails to approve any bid on the Pipeline Assets from a bona fide purchaser for which the Company has provided notice pursuant to Section 4.7, the Pipeline Assets Sale Price shall be deemed to equal the highest bid on the Pipeline Assets from a bona fide purchaser for which the Company has provided notice pursuant to Section 4.7. Further, in this event, the Company shall amend this Agreement to include such additional representations and warranties as the Company is or was prepared to make to such bona fide purchaser with respect to the Pipeline Assets.

5.6 Registration of Parent Common Stock. Parent agrees to prepare and file with the SEC a Registration Statement on Form S-3 (the “Registration Statement”) for the benefit of the Securityholders covering all of the Parent Common Stock to be issued as Parent Stock Merger Consideration and the Parent Common Stock underlying the Warrants. The Registration Statement shall be filed as soon as reasonably practicable after the date of this Agreement in the form mutually agreed to by the Company and Parent. Parent also agrees to use its commercially reasonable best efforts to cause the Registration Statement to become effective as soon as practicable after the Closing.

5.7 Delivery of Allocated Values. Parent hereby agrees to prepare and deliver to the Company the Allocated Values on a written supplement to Company Disclosure Schedule 3.1(w)(ii) not later than January 14, 2005.

ARTICLE 6

OTHER COVENANTS OF THE PARTIES

6.1 Governmental Consents. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Authorities such

Consents that are necessary in order to consummate the transactions contemplated by this Agreement, including pursuant to the HSR Act or any other applicable Antitrust Law, if applicable, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

6.2 Investigation and Agreement by Parent and Merger Subsidiary; No Other Representations or Warranties.

(a) Each of Parent and Merger Subsidiary acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Merger Subsidiary have been furnished with or given full access to such information about the Company and its Subsidiaries and their businesses and operations as they requested. In connection with Parent’s and Merger Subsidiary’s investigation of the Company and its Subsidiaries and their businesses and operations, Parent, Merger Subsidiary and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Parent and Merger Subsidiary acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Parent and Merger Subsidiary are familiar with such uncertainties; and (iii) Parent and Merger Subsidiary are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.

(b) Each of Parent and Merger Subsidiary agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement, none of the Company, any Subsidiary of the Company, any Securityholder, or any of their respective Affiliates or representatives has made and shall not be deemed to have made to any of Parent, Merger Subsidiary or their respective Affiliates or representatives any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Company and set forth in Section 3.1, each of Parent and Merger Subsidiary agrees that none of the Company, any Subsidiary of the Company, any Securityholder, or any of their respective Affiliates or representatives makes or has made any representation or warranty to Parent, Merger Subsidiary or to any of their respective representatives or Affiliates with respect to:

(i) any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates; or

(ii) any other information, statements or documents heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates, including the information contained in the on-line data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the

Company or any of its Subsidiaries, except as expressly covered by representations and warranties made by the Company and set forth in Section 3.1.

(c) The Company acknowledges and agrees that, except for the representations and warranties made by Parent or Merger Subsidiary as expressly set forth in Section 3.2, none of Parent, Merger Subsidiary or any of their respective Affiliates or representatives makes or has made to any of the Company, any Subsidiary of the Company, any Securityholder or any of their respective Affiliates or representatives any representation or warranty of any kind.

6.3 Confidentiality of Agreement. The parties agree to keep the terms of this Agreement confidential, subject to such announcements regarding its execution as are mutually applied by the parties. Further, Parent agrees that at the time it files this Agreement as an exhibit to its periodic reports with the SEC, Parent will prepare a confidential treatment request for submission to the SEC requesting that those items mutually identified by the Company and Parent be afforded confidential treatment in accordance with the regulations of the SEC. Parent agrees to use its commercially reasonable best efforts to obtain approval of such request, subject to the final approval authority of the SEC.

6.4 Tax Treatment. Between the date of this Agreement and the Effective Time, each of the Company and Parent agrees (a) not to take any actions that would adversely affect the ability of the Company and its Securityholders to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and (b) to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the ability for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation. The respective obligations of the Company, Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Consents and Approvals. All Consents of or imposed by any Governmental Authority necessary (excluding Consents relating to use, occupancy, Taxes, environmental and similar matters) for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, occurred or have been made, including those arising under all applicable Antitrust Laws and the applicable waiting period under the HSR Act shall have expired or terminated.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

(c) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

7.2 Conditions to Obligation of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Section 3.1 shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect;

(c) Transition Services Agreement. A Transition Services Agreement between Parent and Antero II for the provision of accounting and general and administrative services and such other operational support as is appropriate to continue the development of the Company’s Oil and Gas Interests and to consummate the transactions contemplated hereby. The Transition Services Agreement shall contain mutually acceptable terms and conditions which are consistent with the terms and conditions set forth in the Letter of Intent among Parent, the Company and Antero II dated January 4, 2005 (the “LOI”) and shall have been executed by Antero II;

(d) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by the Company pursuant to Section 8.2(b) of this Agreement shall have been delivered; and

(e) Non-Competition Agreements. Each of the Persons listed on Exhibit D shall have executed and delivered to Parent a Non-Competition Agreement in a form consistent with paragraph 9 of the LOI for the number of years set forth next to such Person’s name on Exhibit D.

(f) Stockholder Vote. The Agreement shall have been adopted by the requisite affirmative vote of the Company’s stockholders in accordance with the DGCL and the Company’s Certificate of Incorporation.

(g) Receivables. All receivables from the Company’s Affiliates shall have been fully collected prior to Closing.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer, the Chief Financial Officer or Executive Vice President of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed respectively by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer, the Chief Financial Officer or Executive Vice President of Parent to such effect.

(c) Sale of Pipeline Assets. The Pipeline Assets shall have been sold by the Company for a Pipeline Assets Sale Price of not less than $140,000,000.

(d) Listing of Parent Common Stock on New York Stock Exchange. The Parent Common Stock to be issued at the Closing as the Parent Stock Merger Consideration shall have been approved for listing, upon official notice of issuance, on the New York Stock Exchange.

(e) Registration Statement. Parent shall have filed the Registration Statement with the SEC.

(f) Transition Services Agreement. A Transition Services Agreement between Parent and Antero II for the provision of accounting and general and administrative services and such other operational support as is appropriate to continue the development of the Company’s Oil and Gas Interests and to consummate the transactions contemplated hereby. The Transition Services Agreement shall contain mutually acceptable terms and conditions which are consistent with the terms and conditions set forth in the LOI and shall have been executed by Parent.

(g) Registration Rights Agreement. A Registration Rights Agreement, substantially in the form attached as Exhibit E hereto, between Parent and the Securityholders providing for the establishment of a shelf registration statement for the benefit of the Securityholders shall have been executed by Parent.

(h) Debt to Antero II. All of the Company’s Debt owed to Antero II shall have been paid under the terms of this Agreement.

(i) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at Closing by Parent and Merger Subsidiary pursuant to Section 8.2(a) this Agreement shall have been delivered.

ARTICLE 8

CLOSING

8.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to ARTICLE 9, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 7, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., not later than the fifth Business Day after termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act, at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas, unless another date, time or place is mutually agreed to in writing by Parent and the Company. If any of the conditions set forth in ARTICLE 7 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 8.1, Parent or the Company may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the Termination Date). (The date and time on which the Closing, as it may have been adjourned, occurs is the “Closing Date.”)

8.2 Actions to Occur at Closing.

(a) At the Closing, Parent and Merger Subsidiary shall deliver or pay, as the case may be, the following in accordance with the applicable provisions of this Agreement:

(i) Closing Payments. To the Securityholders and the Exchange Agent and the other payees identified in Section 2.11, by wire transfers of immediately available funds, the payments required to be made by Parent under Sections 2.11 and 2.12;

(ii) Certificates. The certificates described in Section 7.3(a) and (b);

(iii) Assumption of Debt. Evidence of the assumption by Parent of the Debt, if any, of the Company and its Subsidiaries; and

(iv) Assumption of Letters of Credit. Evidence of the assumption by Parent of the Letters of Credit.

(b) At the Closing, the Company shall deliver to Parent the following:

(i) Certificate. The certificates described in Section 7.2(a) and (b);

(ii) Resignations. The resignations of the officers and directors of the Company and each of its Subsidiaries;

(iii) Merger Consideration Certificate. The Merger Consideration Certificate;

(iv) Releases and Waivers. Releases and waivers executed by each of the employees of the Company who have been employed by the Company on or after December 31, 2004;

(v) Termination of Agreements. Evidence of the termination of the Stockholders’ Agreement, the Series A Preferred Stock Purchase Agreement, the Master Agreement and the Services Agreement; and

(vi) Acknowledgements. Written acknowledgments pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company acknowledges the total amount of Company Transaction Costs previously paid or remaining payable to such Person.

(c) Pursuant to Section 2.2, the Company and Parent shall cause the Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware.

8.3 Waiver of Breaches. If the Closing occurs, Parent, Merger Subsidiary and the Surviving Corporation shall be deemed to have waived all breaches of representations, warranties and covenants of the Company of which Parent or Merger Subsidiary has Knowledge or which are set forth in a Supplemental Disclosure Letter (“Waived Breaches”), and the Securityholders shall have no liability with respect thereto after the Closing.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if there shall have been any breach by the other party (which, in the case of the right of termination by the Company, shall also include any breach by Merger Subsidiary) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition to the Closing hereunder and (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to the first to occur of (x) 5:00 p.m. on the date that is twenty (20) days following receipt by the breaching party of written notice of such breach or (y) 5:00 p.m. on the date immediately preceding the Termination Date (the “Cure Period”); and, without limiting the generality of the foregoing, there shall be no Cure Period for Parent’s failure to obtain all funds on or prior to the Closing Date necessary to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms and conditions hereof and thereof (which failure shall constitute a material breach of this Agreement);

(ii) if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order,

decree or ruling Parent and the Company shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party who did not use reasonable best efforts to lift any such order, decree, ruling or other action or whose failure to comply with Section 6.1 has been the primary cause of the condition set forth in this Section 9.1(b)(ii) not being satisfied; or

(iii) if the Closing shall not have occurred on or before 5:00 p.m. on May 1, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(iv) by Parent, if this Agreement shall fail to be adopted by the requisite vote of the Company’s stockholders in accordance with the DGCL or the Company’s Certificate of Incorporation.

9.2 Effect of Termination.

(a) In the event of the termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Parent, Merger Subsidiary or the Company or their respective Affiliates, directors, officers, employees or stockholders, except that (i) ARTICLE 1, this ARTICLE 9 and ARTICLE 10 shall survive such termination and (ii) subject to Section 9.2(b), no such termination shall relieve any party from liability for breach of any term or provision hereof.

(b) If Parent terminates this Agreement pursuant to Section 9.1(b)(i) due to a breach by the Company of one or more representations or warranties of the Company, the Company and its Affiliates, directors, officers, employees or stockholders shall have no liability or obligation hereunder to the extent that any such breach is based on one or more Supplemental Disclosure Items that (i) did not arise from facts or circumstances of which the Company had Knowledge as of the date of this Agreement, and (ii) did not arise from the Company’s breach of a covenant contained in this Agreement or in any of the other Transaction Documents to which it is a party.

9.3 Return of Information. Within ten (10) Business Days following termination of this Agreement in accordance with Section 9.1, Parent shall, and shall cause Merger Subsidiary and their respective Affiliates and representatives to, return to the Company, or destroy, all Confidential Information (as defined in the Confidentiality Agreement) furnished or made available to Parent and Merger Subsidiary and their respective Affiliates and representatives by or on behalf of the Company, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Parent or Merger Subsidiary or any of their respective Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Confidential Information.

Parent shall deliver a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Confidential Information as required under this Section 9.3.

ARTICLE 10

GENERAL PROVISIONS

10.1 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

10.2 Reasonable Efforts; Further Assurances.

(a) Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Company, Parent and Merger Subsidiary agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Merger and make effective the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including (i) the obtaining of all Consents of, and the making of all registrations, declarations and filings with, Governmental Authorities and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement and the other Transaction Documents. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Authority necessary to be obtained prior to Closing.

(b) At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

10.3 Amendment and Modification. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, provided that no amendment shall be made which by Applicable Law requires further approval or adoption by a parties’ stockholders without such further approval or adoption.

10.4 Waiver of Compliance. Except as otherwise provided in Section 8.3, any failure of Parent or Merger Subsidiary on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver

(including if such waiver is after the Closing the third-party beneficiaries set forth in Section 10.7), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

10.6 Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses.

10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, from and after the Closing, as may be applicable, each of Sections 3.2(e), 5.3 and this ARTICLE 10 (to the extent necessary to enforce surviving provisions of the Agreement) are made for the benefit of (a) the Securityholders and (b) any of the Company’s and/or its Subsidiaries’ (i) directors and officers, (ii) former directors and officers, and (iii) employees. From and after the Closing, all of the Persons identified in clauses (a) and (b) in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Parent or Merger Subsidiary, to:

XTO Energy Inc.
810 Houston Street
Fort Worth, Texas 76102
Attention: Executive Vice President - Administration
Facsimile: (817) 870-0379

with copies to:

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Attention: Vice President & General Counsel – Land & Acquisitions

Facsimile: (817) 885-2278

(b)	If to the Company, to:

Antero Resources Corporation

1625 17th Street, Suite 300

Denver, Colorado 80202

Attention: Glen C. Warren, Jr.

Facsimile: (303) 357-7299

with a copy to:

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin

Houston, Texas 77002

Attention: David P. Oelman

Facsimile: (713) 615-5861

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one (1) Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.10 Time. Time is of the essence in each and every provision of this Agreement.

10.11 Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement. There are no

representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

10.12 Public Announcements. On or prior to the Closing, no party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent and the Company, except that any party may make any disclosure required by Applicable Law (including federal securities laws) if it determines in good faith that it is required to do so and, with respect to each such disclosure, provides the other with prior notice and a reasonable opportunity to review the disclosure.

10.13 Attorneys’ Fees. In any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

10.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise. Any assignment in violation of the foregoing shall be null and void.

10.15 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Company, Parent or Merger Subsidiary, as the case may be. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

(e) Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) Per Share Merger Consideration, Combined Merger Consideration, Option Consideration, Series A Preferential Merger Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement.

10.16 Joint Liability. Each representation, warranty, covenant and agreement made by Parent or Merger Subsidiary in this Agreement shall be deemed a joint representation, warranty, covenant and agreement made by Parent and Merger Subsidiary jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Subsidiary.

10.17 Affiliate Liability. Each of the following is herein referred to as an “Antero Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), (b) any director, officer, employee, representative or agent of (i) the Company or (ii) any Person who controls the Company. No Antero Affiliate shall have any liability or obligation to Parent or Merger Subsidiary of any nature whatsoever in connection with or under this Agreement, any of the Transaction Documents or the transactions contemplated herein or therein except to the extent any such Antero Affiliate is a party to any Transaction Document and then only with respect to the express obligations of such Antero Affiliate under such Transaction Document (the “Express Affiliate Obligations”), and Parent and Merger Subsidiary hereby waive and release all claims of any such liability and obligation (such waiver and release to not apply to the Express Affiliate Obligations).

10.18 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

10.19 Waiver Of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.20 Consent to Jurisdiction; Venue.

(a) The parties hereto submit to the personal jurisdiction of the courts of the State of Texas and the Federal courts of the United States sitting in Harris County, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Texas court or, to the extent permitted by law, in such Federal court. The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Texas state or Federal court located in Harris County and the defense of an inconvenient forum to the maintenance of such claim in any such court.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Parent and Merger Subsidiary have caused this Agreement to be signed, all as of the date first written above.

THE COMPANY:

ANTERO RESOURCES CORPORATION

By:	/S/ GLEN C. WARREN. JR.
Name:	Glen C. Warren. Jr.
Title:	President, Chief Financial Officer and Secretary

PARENT:

XTO ENERGY INC.

By:	/S/ VAUGHN O. VENNERBERG II
Name:	Vaughn O. Vennerberg II
Title:	Executive Vice President - Administration

MERGER SUBSIDIARY:

XTO BARNETT INC.

By:	/S/ VAUGHN O. VENNERBERG II
Name:	Vaughn O. Vennerberg II
Title:	President

SIGNATURE PAGE TO

ANTERO RESOURCES CORPORATION

AGREEMENT AND PLAN OF MERGER

EXHIBIT A

PIPELINE ASSETS - 1

Map depicting pipeline portion of Pipeline Assets (North Fort Worth)

EXHIBIT A

PIPELINE ASSETS - 1 (CONTINUED)

Map depicting pipeline portion of Pipeline Assets (South Fort Worth)

EXHIBIT B

PIPELINE ASSETS - 2

List of tangible personal property with a value in excess of $100,000 associated with the Pipeline Assets.

In addition to the tangible personal property Antero Resources Pipeline, LP owns the Firm

Transportation Contracts.

All personal property either leased or owned at the following locations:

Main Station

Dido Station

West Lake Station

Midpoint Station

Marine Creek Station

Boswell Station

Railhead Station

Leming Station

Keller Station

Risinger Road Station

Praire Meadows Station

Except at Vinson Ranch, Antero Resources Pipeline, LP owns all meter tubes, Total Flow equipment, well meters, and radios as well as base stations, towers and antennas and tower licenses. All of the well gathering equipment (such as well separators, tank batteries, well head equipment etc.) is owned by Antero Resources I, LP.

The Other Pipeline Assets described above includes, but is not limited to the equipment listed below.

Vendor	Description	Project
Sisco	10” Transitions & 3” Anchor Flange	Amy White
Redman	Standard Fittings, Pipe, 3” Valves	Amy White
Redman	10” 90&45 degree Ell, 10” Transitions	Amy White
Link Field Services	Xray	Amy White
Redman	Additional 10” Pipe for New Route	Amy White
Mastec	Amy White 10” & 4” Install	Amy White
Redman	Amy White Hot Tap Fittings	Amy White
Topaz	Amy White Hot Tap	Amy White
JD Fields	10,000 ft. 8.625” .188 wt x-52	Amy White to Copeland
Bell Supply Company	Baker Well Connect Valves and Fittings	Baker Well Connects
Bell Supply Company	2 - 3” 600 Series Spiral Gaskets	Baker Well Connects
Pioneer Pipe	5700’ 6 5/8” x 0.188 wt X-52 w/FBE and 600’ Same w/Lilly	Beechwood P/L
TEPSCO	Installation - Beechwood 6”	Beechwood P/L
Link Field Services	X-Ray Inspection	Beechwood P/L
Pioneer Pipe	Additional 6” Bore Pipe	Beechwood P/L
Redman	Valves and Fittings	Beechwood P/L
Redman	Valves and Fittings	Beechwood P/L
Travis Perry Company	Atmospheric Storage Tank	Boswell Meadows
Hanover	Carry Over Scrubber	Boswell Meadows
ValveSystems	Control Valves	Boswell Meadows
Davis & Davis	Moisture Analyzer	Boswell Meadows
JW Williams	2” fuel gas meter tube	Boswell Meadows
ValveSystems	Level Controller	Boswell Meadows
ATCO Noise	Blowdown Silencer	Boswell Meadows
Pioneer	4” .188” X-42 pipe	Boswell Meadows
TEPSCO	Install 2200’ 4” Pipe	Boswell Meadows
ValveSystems	Miscellanous Manual Valves	Boswell Meadows
ValveSystems	Relief Valves	Boswell Meadows
Leed Fabrication	Startup Strainers	Boswell Meadows
Redman Supply	Misc. pipe/valves/fittings	Boswell Meadows

Davis & Davis	Level Switches and Level Cages	Boswell Meadows
Mike Fann & Assoc.	Boswell Noise Survey	Boswell Meadows
Bell Supply Company	Misc Fittings for Boswell Meadows	Boswell Meadows
QB Johnson	45 MM TEG Dehydrator	Boswell Meadows
QB Johnson	Inlet Separator & TEG Carry Over Vessels	Boswell Meadows
Kleinfleder	Boswell Meadows Soil Analysis	Boswell Meadows
Columbine Control Company	Level Switches for Boswell Meadows	Boswell Meadows
ValveSystems	Boswell Meadows ESD Valves	Boswell Meadows
ValveSystems	Boswell Meadows Control Valves	Boswell Meadows
JW Williams	Boswell Meadows Fuel Meter	Boswell Meadows
Valve Repair Consultants, LLC	Boswell Meadows PSV’s	Boswell Meadows
Technical Sales	Boswell Meadows Block Valves	Boswell Meadows
ValveSystems	Piston Check Valve	Boswell Meadows
Redman	Materials for Boswell Meadows	Boswell Meadows
Venable’s Construction	Boswell Meadows Compressor Station Install	Boswell Meadows
Link Field Services	X-ray on Boswell Meadows Station	Boswell Meadows
Valve Repair Consultants, LLC	Additional PSV’s for Boswell Meadows	Boswell Meadows
ValveSystems	Fuel Control Valve	Boswell Meadows
Tech Services	Totalflow	Boswell Meadows
Horton Tree Service	Tree removal at Boswell Meadows	Boswell Meadows
QB Johnson	Kimray Pump	Boswell Meadows
Rosemount Inc.	Pressure Transmitters	Boswell Meadows
Gopher Electronics	Relays	Boswell Meadows
Rexal/Ryall	AB Analog Input Card	Boswell Meadows
Redman	Standard wall pipe for C-800 connection and other projects	C-800 Connection
Link Field Services	Chang #1 Connection	Chang Well
Redman	Misc Fittings for Christ Haven	Christ Haven
Redman	Christ Haven Fittings	Christ Haven
Redman	4 - 6” 3R 90s	Christ Haven
Red Man	Pipe and Fitting for Treater	CO2 Treater

LANShack, Inc	LanShack Fiber Optic Cables	CO2 Treater
Coastal Chemical	Amine/Antifoam	CO2 Treater
Thermal Scientific	Test Equipment	CO2 Treater
Scott Schamp	Deionized Water	CO2 Treater
Valve Systems	Valve Systems Reg for Blanket gas	CO2 Treater
Davis & Davis	Davis & Davis HHLS for Flash tank	CO2 Treater
Travis Perry Company	Travis Perry - Tanks and Installation	CO2 Treater
Coastal Chemical	Amine	CO2 Treater
Rexal/Ryall	Rexell AI Card	CO2 Treater
Rosemount Inc.	Rosemount Transmitters	CO2 Treater
ATCO Noise	Silencer for vent stack	CO2 Treater
B&J	Hook up RO unit	CO2 Treater
Beta Machinery	Vibration Study on Pump Skid	CO2 Treater
Best Pump Works	Amine skid centrifugal pumps	CO2 Treater
UE Compression	Two 7044/Ariel	Compression
Universal Compression	Two 7044/Ariel	Compression
UE Compression	Adder for Thomas Coupling	Compression
UE Compression	Coolant Filtration Systems	Compression
UE Compression	Adder for Ace T8-2 Cooler	Compression
Bell Supply Company	Miscellaneous 10” Fittings	Copeland 10”
QB Johnson	20 MM Dehy	Dehy for future site
Valve Repair Consultants, LLC	Pipeline PSV	Devon Baptist SE
Valve Repair Consultants, LLC	Pipeline PSV	Devon Baptist SW
Pioneer Pipe	4” x .156 wall bore pipe	Devon SW Tie-in
Pioneer Pipe	8” 0.219 wall X-52	Dido
ValveSystems	Control Valves	East Texas
Leeds Fabrication	Basket Strainer	East Texas

Pioneer	10” and 4” Line Pipe	Fossil Creek Phase 1
Sisco	10” Transitions & Anchor Flange	Fossil Creek Phase 1
Redman	Standard Fittings, Pipe, 4” Valves	Fossil Creek Phase 1
Link Field Services	Xray	Fossil Creek Phase 1
TEPSCO	Lithographia Installation	Fossil Creek Phase 1
Link Field Services	X-ray on Fossil Creek Phase 2	Fossil Creek Phase 2
Mastec	Fossil Creek Phase 2 T&M Install	Fossil Creek Phase 2
Redman	Fittings for Fossil Creek Phase 2	Fossil Creek Phase 2
Redman	Phase 2 materials for Chang well	Fossil Creek Phase 2
Sisco	Phase 2 Materials	Fossil Creek Phase 2
Redman Supply	Fittings for Piggable Tee	Fossil Creek Phase 2
Redman Supply	8” & 10” Ball Valves	Fossil Creek Phase 2
Redman	Railroad Bore Materials	Fossil Creek Phase 2
Redman	Power Crete 10” pipe	Fossil Creek Phase 2
Mastec	Relocation of Parr launcher to FC Phase 2	Fossil Creek Phase 2
Mastec	Install 4” Chang Well Flowline	Fossil Creek Phase 2
Mastec	Fossil Creek Phase 3 T&M Install	Fossil Creek Phase 3
Redman	Phase 3 materials for 10” valve set	Fossil Creek Phase 3
Redman	Fossil Creek 3 0.365 pipe	Fossil Creek Phase 3
Pioneer Pipe	10” Line Pipe	Fossil Creek Phase 3
JD Fields	10.75 .219 wall pipe	Fossil Creek Phase 3
Redman	Fossil Creek Phase 4 Laucher Materials	Fossil Creek Phase 4

Mastec	Fossil Creek Phase 4 Install	Fossil Creek Phase 4
Redman	Materials to hook-up Martha Parr	Fossil Creek Phase 4
Pioneer Pipe	6” & 8” Line Pipe	Hayco H Pad Line
Redman	6” Launcher Fittings	Hayco H Pad Line
Redman	8” Receiver Fittings	Hayco H Pad Line
Sisco	6” and 8” Transition Fittings, etc.	Hayco H Pad Line
Moylan Construction	Hayco H Pad P/L Construction	Hayco H Pad Line
Link Field Services	Hayco H Pad P/L X-Ray Services	Hayco H Pad Line
Bell Supply Company	Misc. Fittings HEP Tie-in	HEP Tie-in
Pioneer Pipe	Pipe for Indian Creek	Indian Creek I & H Leases
Sisco	Industrial Blvd 10” Materials	Industrial Blvd
Redman	Industrial Blvd 10” Materials	Industrial Blvd
Redman	Industrial Blvd Receiver Materials	Industrial Blvd
Sisco	Industrial Blvd Receiver Materials	Industrial Blvd
Venable’s Construction	Industrial Blvd 10” Install	Industrial Blvd
Pioneer Pipe	10” Line Pipe	Industrial Blvd
Redman	Tee and Valve for new well on Industrial Blvd	Industrial Blvd
Redman	Industrial Blvd Tie-in Materials Open Ended	Industrial Blvd
Link Field Services	Industrial Blvd X-Ray	Industrial Blvd
Sisco	10” Transitions and 3R Fittings	Inventory
JD Fields	Inventory 10” 0.219 X-52 and 8” 0.188 X-52	Inventory
Redman	Isbell Tie In Fittings	Isbell
Redman	Field Ordered Fittings	L & S
Pioneer Pipe	6” and 8” Line Pipe	L&S Extension
TEPSCO	L&S Extension Pipeline Install	L&S Extension
Redman	L&S L/R Fittings, valves, etc.	L&S Extension
Sisco	L&S 6” & 8” Transitions, Fittings	L&S Extension
Redman	L&S 6” & 8” STD Fittings and valves, etc.	L&S Extension
Link Field Services	L&S Extension X-Ray Services	L&S Extension

Redman	10”, 8” & 4” Pipe	Legacy
Pioneer Pipe	8” Pipe - Legacy Bore to Legacy E Pad	Legacy
Pioneer Pipe	4” Pipe Legacy E Pad to Devon SE Pad	Legacy
Valve Repair Consultants, LLC	Pipeline PSV	Legacy
Mastec	Legacy to Devon Baptist - Construction	Legacy to Devon Baptist SE
Link Field Services	Legacy to Devon Baptist - X-Ray Inspection	Legacy to Devon Baptist SE
Bell Supply Company	Legacy 8” Launcher - Valves and Fittings	Legacy to Devon Baptist SE
Bell Supply Company	4” Launcher/Receiver Fittings	Legacy to Devon Baptist SE
Redman Supply	Long-Lead Ftgs / Transition Ftgs	Marine Ck/Fossil Ck Ph III
Redman Supply	Class 300 Pig Launcher Ftgs	Marine Creek
Redman Supply	8” & 10” Ball Valves	Marine Creek
Redman Supply	Marine Creek Fittings	Marine Creek
Redman Supply	Class 600 Pig Receiver Ftgs	Marine Creek
Pioneer Pipe	10” Line Pipe	Marine Creek
Moylan Construction	Marine Creek 10” Pipeline Installation	Marine Creek
Link Field Services	Marine Creek X-Ray Services	Marine Creek
Sisco	10” 3R 90s, 45s, & Transitions	Marine Creek
Redman	Balance of Ftgs and Valves	Marine Creek
Redman	Field Ordered Pipe and Fittings	Marine Creek
Redman	Field Ordered 6” and 4” Pipe and Fittings	Marine Creek
Redman	40’ 12” X .250 wt ERW Seamed pipe for welding test	Marine Creek
Redman	Fittings & Valves for Marine Creek Tie-In	Marine Creek
Redman	Marine Creek tie-in at Boswell Meadows materials	Marine Creek
JD Fields	10.75 .219 wall pipe & 8.625 .188 wall pipe	Marine Creek & D2H
Travis Perry Company	Produced water secondary containment & low profile tank	Mid Point
ValveSystems	Fuel & Start Gas Regulators	Mid Point
JW Williams	Mid-Point Fuel Meter Tube	Mid Point

ValveSystems	Suction & Recycle Controls, Valves	Mid Point
Redman	Pipe, Valves & Fittings	Mid Point
QB Johnson	16”x4’ Starting Gas Scrubber	Mid Point
Valve Repair Consultants, LLC	Inlet Separator Relief Valve	Mid Point
Redman	Miscellanous Fittings	Mid Point
ValveSystems	Level Controller and Dump Valve	Mid Point
Moylan Construction	Labor	Mid Point
Winn Marion	Fairchild Mod 91 Signal Selector	Mid Point
Applied Control Equipment	Fisher 4160 Direct Acting Prop. Plus Reset Pressure Controller	Mid Point
Bell Supply Company	Fittings for hydrotest	Mid Point
JD Fields	10” Pipe - Mid-Point to Copeland	Mid Point
Pioneer Pipe	8” Pipe - Mid-Point to Walsh-Dido	Mid Point
QB Johnson	30 MM Dehy	MidPoint - High Pressure Compression
ValveSystems	MidPoint HP Compression Control and Check Valves	MidPoint - High Pressure Compression
JW Williams	Fuel Meter	MidPoint - High Pressure Compression
QB Johnson	Inlet Separator & Fuel Scrubber	MidPoint - High Pressure Compression
Link Field Services	Mid-Point HP Compressor	MidPoint - High Pressure Compression
Valve Repair Consultants, LLC	PSV’s for Mid-Point HP Compression	MidPoint - High Pressure Compression
Valve Repair Consultants, LLC	PSV for Mid-Point Discharge Line	MidPoint - High Pressure Compression
Bell Supply Company	Field Ordered Fittings	MidPoint - High Pressure Compression

ValveSystems	10” 300# ESD Valve Operator	MidPoint - High Pressure Compression
Redman	Midpoint 10” Piping and Walsh/Dido 8” Lilly Pipe	MidPoint - High Pressure Compression
Kleinfleder	Mid-Point Geotechnical work	MidPoint - High Pressure Compression
ValveSystems	Mid-Point Recycle Valve	MidPoint - High Pressure Compression
UE Compression	Start-Up Assist	MidPoint - High Pressure Compression
ValveSystems	PSV for Mid-Point Fuel	MidPoint - High Pressure Compression
Valve Repair Consultants, LLC	1200 psig PSV for Mid Point Dehy	MidPoint - High Pressure Compression
Jet Specialty	Cathodic Wire for Mid-Point Loop and Others	MidPoint - High Pressure Compression
Bell Supply Company	Welder Qualification Pipe	MidPoint - High Pressure Compression
Jet Specialty	Fittings for Mid-Point	MidPoint - High Pressure Compression
Travis Perry Company	Dress out UE Compressors	MidPoint - High Pressure Compression
Travis Perry Company	Poly tank and containment for Mid Point dehy	MidPoint - High Pressure Compression
Link Field Services	x-ray for weld repair on Mid Point HP compression	MidPoint - High Pressure Compression
Bell Supply Company	Misc. fittings for Mid Point HP	MidPoint - High Pressure Compression
Venable’s Construction	Weld Repair for Mid Point HP Compression	MidPoint - High Pressure Compression
Valve Repair Consultants, LLC	Pipeline PSV	Mid-Point North Loop 10”

Redman	Fittings	Mid-Point/Amy White
Redman	Launcher/Receiver Fittings	Mid-Point/Amy White
Redman	L&R Valves, ESD Valves, Closures	Mid-Point/Amy White
SISCO	L&R Transitions, 45 Ells, Anchor Flange	Mid-Point/Amy White
JD Fields	20,000’ of 10.75” x .250 wt API5L - X-52 Line Pipe	MidPoint/TriCounty Loop
ValveSystems	8” and 10” 600# Ball valves	MidPoint/TriCounty Loop
Redman	Miscellaneous Valves and Fittings	MidPoint/TriCounty Loop
Bell Supply Company	Launcher/Receiver Fittings	MidPoint/TriCounty Loop
Mastec	MidPoint 10” Loop P/L Construction	MidPoint/TriCounty Loop
JD Fields	2150’ 4 1/2” 0.156 wt X-42	MidPoint/TriCounty Loop
Sisco	10” Transition Fittings	MidPoint/TriCounty Loop
Bell Supply Company	4” Valves and Fittings	MidPoint/TriCounty Loop
Link Field Services	X-Ray Inspection	MidPoint/TriCounty Loop
Pioneer Pipe	6” and 8” Line Pipe	Prairie Meadows
Orbit	Prairie Meadows Pipeline Install	Prairie Meadows
Sisco	6” and 8” Transition Fittings, etc.	Prairie Meadows
Link Field Services	Prairie Meadows P/L X-Ray Services	Prairie Meadows
Redman	Prairie Meadows Materials	Prairie Meadows
Redman	Prairie Meadows Materials	Prairie Meadows
Redman	Prairie Meadows Materials	Prairie Meadows
Redman	8” x 8” x 8” Tee, 8” weld cap	Prairie Meadows
Redman	6 - 4” 90s	Prairie Meadows
Redman	3-R Fittings for Prairie Meadows	Prairie Meadows
Redman	750’ of 8 5/8” 0.188 X-52	Prairie Meadows
JD Fields	Piping for various Prairie Meadows Well connects	Prairie Meadows
Redman	200’ 6” .188 wt Lilly Coat	Prairie Meadows
JD Fields	1000’ 4” .188 wt X42, FBE	Prairie Meadows
Mastec	Christ Haven Well Hookup - T&M	Prairie Meadows

TEPSCO	Prairie Meadows 6” P/L to Baker #1 - T&M	Prairie Meadows
Pioneer Pipe	2000’ 6.625” x 0.188 wt X-52	Prairie Meadows
Sisco	6” Transitions	Prairie Meadows
Hanover	Pigging Separator	Prairie Meadows
Valve Repair Consultants, LLC	Prairie Meadows PSV	Prairie Meadows
Bell Supply Company	8” Launcher & Receiver Materials	Prairie Meadows
Mastec	8” L/R Fabrication - T&M	Prairie Meadows
Link Field Services	8” L/R - X-ray	Prairie Meadows
JD Fields	10” 0.219 X-52 for Quant Line	Quant Line
Bell Supply Company	Fittings for Railhead	Railhead
Jet Specialty	Railhead Materials	Railhead
QB Johnson	Inlet Separator & TEG Carry Over Vessels	Railhead
ValveSystems	Railhead Control Valves	Railhead
JW Williams	Railhead Meter Tube	Railhead
Valve Repair Consultants, LLC	Railhead PSV’s	Railhead
Columbine Control Company	Level Switches and Level Cages	Railhead
ValveSystems	Railhead ESD valves	Railhead
Kleinfleder	Railhead Soil Analysis	Railhead
Technical Sales	Railhead Block Valves	Railhead
Moylan Construction	Railhead Installation	Railhead
Redman	Railhead Materials	Railhead
Moylan Construction	Railhead Foundations	Railhead
Link Field Services	X-ray on Railhead Station	Railhead
Valve Repair Consultants, LLC	Additional PSV for Railhead	Railhead
Tech Services	Totalflow	Railhead
ValveSystems	Railhead Fuel Valve	Railhead
Insight	Radio Survey - Database Import	SCADA
Insight Automation	SCADA Upgrades	SCADA
Redman	20,000 ft. 10” .250 wall	South Fort Worth

Valve Repair Consultants, LLC	Pipeline PSV	South Fort Woth
Bell Supply Company	South Ft. Worth 10” Launcher/Receiver Fittings	South Ft. Worth
Venable’s Construction	South Ft. Worth 10” P/L Installation	South Ft. Worth
Link Field Services	X-Ray Inspection	South Ft. Worth
JD Fields	Additional 10” Pipe for New Route	South Ft. Worth
Bell Supply Company	Pipe Materials for Mainline Block Valves	South Ft. Worth
Bell Supply Company	Additional Materials for Block valve and Well Pad Risers	South Ft. Worth
Bell Supply Company	Additional 3” and 10” Valves and materials	South Ft. Worth
Moylan Construction	Civil Work at Tri-County	Treater
Gopher Electronics	Relay and mount for MCC	Treater
Rexall	MCC for Amine Unit	Treater
Moylan Construction	Site Work and Foundations	Treater
Elliot	Cable Tray	Treater
Davis & Davis	Treater Inlet Meter	Treater
Analytical Systems	CO2 Analyzer	Treater
BJJ&A	Water Treater	Treater
Rosemount Inc.	Rosemount Transmitters	Treater
Rawley Equipment	Solenoids	Treater
Moylan Construction	Electrical Installation	Treater
QB Johnson	QB Johnson Adders	Treater
Moylan Construction	Civil Work at Tri-County	Treater
Moylan Construction	Mechanical Installation	Treater
ValveSystems	Actuated Ball Valve	Treater
Link Field Services	Link Field Svc - X-ray	Treater
ValveSystems	Regulators for Treater	Treater
Insight	Amine Plant Interface to Wonderware	Treater
SISCO	12”, 0.250”, 3-R Sweeps	Tri-County

ValveSystems	12” ESD valve & 10” ESD Valve	Tri-County
ValveSystems	8” Suction Control, 3” Suction Control, 2” Recycle Control, Back Pressure Control	Tri-County
Mobile Mini	Office Trailer	Tri-County
ValveSystems	3” Vent Valve	Tri-County
Goolsby Testing Laboratories, Inc	Welding Procedures	Tri-County
Redman	Pipe for Welder Testing	Tri-County
Moylan Construction	T&M work to install compressors	Tri-County
Redman	Misc. Pipe Valves & Fittings (#1)	Tri-County
SISCO	12”, 0.375, Grade B 3-R 45 EL	Tri-County
Redman	Misc. Pipe Valves & Fittings (#2)	Tri-County
SISCO	20” Fittings	Tri-County
ValveSystems	Block & Check Valves	Tri-County
Valve Repair Consultants, LLC	Pipeline Relief Valve	Tri-County
Natco	Dehy Firetube Replacement	Tri-County
Mike Fenn & Assoc.	Noise Survey	Tri-County
Travis Perry Company	Tank Containment	Tri-County
Redman	Fittings	Tri-County
Trinity	Trash Service	Tri-County
Link Field Services	Welder Qualification Tests	Tri-County
Wildcat Cranes	Crane Work	Tri-County
Redman	Fittings	Tri-County
Redman	Fittings	Tri-County
Redman	Fittings	Tri-County
Redman	Fittings	Tri-County
Redman	Fittings	Tri-County
Redman	Fittings	Tri-County
Redman	Fittings	Tri-County
Redman	Fittings	Tri-County
Redman	Fittings	Tri-County
Valve Sales, Inc	Fittings	Tri-County
Travis Perry Company	New produced water tanks	Tri-County
Natco	Insulate dehy piping	Tri-County
QB Johnson	Temperature Controller	Tri-County
JW Williams	10” Meter skid	Tri-County

ValveSystems	Fuel Pressure Control Valve	Tri-County
General Modular	8 x 20’ Office/Control Room	Tri-County
ValveSystems	Gas Flow Control Valve for Amine Plant	Tri-County
Columbine Control Company	Level Switches and Level Cages	Tri-County
Davis & Davis	Moisture Analyzer for Tri-County	Tri-County
ValveSystems	Expansion project block valves	Tri-County
Valve Repair Consultants, LLC	Fuel Gas Scrubber PSV	Tri-County
ValveSystems	Suction control valves for south header	Tri-County
ValveSystems	Level controller & dump valve for fuel scrubber	Tri-County
QB Johnson	Mid Point Inlet Separator	Tri-County
Rexel Ryall	Dehy MCC	Tri-County
Redman	Old Hot Tap Replacement Fittings	Tri-County
Redman	Fittings for 10-12 receiver kicker	Tri-County
ValveSystems	Level Controller	Tri-County
Winn-Marion	Tri-County I/P’s	Tri-County
Redman	Compressor 700 materials	Tri-County
Winn-Marion	I/P Brackets	Tri-County
ValveSystems	Trim for Fuel Control Valve	Tri-County
Rexel Ryall	Lights for Tri-County	Tri-County
Venable’s Construction	Dehy removal at Tri-County	Tri-County
Moylan Construction	C-100 install at Tri-County	Tri-County
Metropolitan Aerial Surveys	Harvest Ridge Aerial Photo	Tri-County
QB Johnson	Dehy Charcoal Filter	Tri-County
Columbine Control Company	Level switches for Tri-County	Tri-County
John Rheinheimer	Temp Gauge for Tri-County dehy	Tri-County
QB Johnson	48” x 10’-0” TEG Carryover Scrubber	Tri-County
ValveSystems	Instrument gas regulator and relief	Tri-County
J&B Pipe Insulation	Tri-County Insulating - Amine & Expansion	Tri-County

Mike Fann & Assoc.	Noise Survey	Tri-County
Redman	Shutdown Items	Tri-County
Columbine Control Company	Blow Case Level switches	Tri-County
ValveSystems	Blow Case Gas Valves	Tri-County
Mann & Associates	Glycol temp gauge	Tri-County
ValveSystems	Devon Pig Trap Block Valves	Tri-County
ValveSystems	C-800 Check Valve	Tri-County
Link Field Services	C-800 Compressor	Tri-County
Timbercon, Inc.	Tri-County Fiber Cable	Tri-County
GarrettCom, Inc.	Fiber Connectors	Tri-County
Parrish Sales Inc.	Dialers	Tri-County
Rexal/Ryall	Thermocouple Board	Tri-County
QB Johnson	85 MM Dehydrator Package	Tri-County - Expansion
JW Williams	85 MM Filter Separator	Tri-County - Expansion
Redman	Fittings	Tri-County - Expansion
Redman	Fittings	Tri-County - Expansion
Redman	Fittings	Tri-County - Expansion
Redman	Fittings	Tri-County - Expansion
Redman	Fittings	Tri-County - Expansion
Redman	Fittiings	Tri-County - Expansion
Kleinfleder	Geotechnical Work	Tri-County - Expansion
JW Williams	TXU 12” Meter Tube	Tri-County - Expansion
ValveSystems	TXU Flow Control Valve	Tri-County - Expansion
Redman	52” Sight Glass	Tri-County - Expansion
ValveSystems	4” 600# discharge block valve	Tri-County - Expansion
Rexel Ryall	AB items for JB-1	Tri-County - Expansion

Rexel Ryall	AB PKTX DH+ Card	Tri-County - Expansion
Standard Automation	Wonderware Software	Tri-County - Expansion
Peterson Company	24 volt Rectifier	Tri-County - Expansion
Allied Electronics	12 volt batteries	Tri-County - Expansion
Winn-Marion	Totalflow Chips	Tri-County - Expansion
Gopher Electronics	SD Relays for Compressors	Tri-County - Expansion
Applied Control Equipment	I/P’s for Station	Tri-County - Expansion
Rosemount Inc.	Pressure Transmitters	Tri-County - Expansion
Redman	Bastard Hill Fittings & Tri-County Fittings	Tri-County - Expansion
Valve Repair Consultants, LLC	Tri-County PSV’s	Tri-County - Expansion
ValveSystems	Instrument gas regulator and relief	Tri-County - Expansion
Apex Instruments	Instrument Gas filter/dryer	Tri-County - Expansion
Redman	Materials for C-100 Install	Tri-County - Expansion
Redman	Materials for C-100 Install	Tri-County - Expansion
Redman	C-100 Suction Pipe	Tri-County - Expansion
Red Man	Pipe for Welder Testing	Tri-County - Expansion
Clearwater	TEG Anti-foam	Tri-County - Expansion
Redman	Well I1 Tie-In	Tri-County - Well Tie-In
Redman	3” Pipe	Tri-County - Well Tie-In
Pioneer	3” & 6” Pipe	Tri-County - Well Tie-In
Tulsa Valve	3” Pig Valve	Tri-County - Well Tie-In
Pioneer	10” Pipe	Tri-County - Well Tie-In
Rexal/Ryall	2 HP MCC Bucket	Tri-County C-800 Install

QB Johnson	46 MMSCFD-266 GPM Treater	Tri-County CO2
Redman	Line Marker/C.P. Test Stations	Various
Sisco	Inventory 90’s & 45’s	Various
Redman	Pig Signals for various projects	Various
Redman	Pig Signals for various projects	Various
Travis Perry Company	Walsh-Dido 8” Construction	Walsh Dido - 8”
Link Field Services	Walsh-Dido 8” - X-Ray Inspection	Walsh Dido - 8”
Bell Supply Company	Walsh/Dido 8” L/R - Valves and Fittings	Walsh Dido - 8”
Valve Repair Consultants, LLC	Pipeline PSV	Walsh Dido - 8”
JD Fields	8” x .188 wall bore pipe	Walsh Dido - 8”
Pioneer Pipe	4” .188wt pipe	Walsh Ranch
J D Fields	4” .188wt pipe	Walsh Ranch
J D Fields	4” .188wt pipe	Walsh Ranch
JD Fields	6.625 .188 wall pipe	Walsh Ranch
JD Fields	4” .188wt pipe	Walsh Ranch
JD Fields	2 Loads 4” x .188 wt	Walsh Ranch
Link Field Services	X-Ray Inspection	Walsh/Copeland
JD Fields	8” x .188 wall bore pipe	Walsh/Copeland
Bell Supply Company	Walsh/Copeland 10” Receiver	Walsh/Copeland 10”
Mastec	Walsh/Copeland 10” Install	Walsh/Copeland 10”
Moylan Construction	West Lake Discharge Line Install	West Lake
Bell Supply Company	West Lake Fittings	West Lake
Valve Repair Consultants, LLC	Pipeline PSV	West Lake
Moylan Construction	West Lake Compressor Station Install	West Lake
Link Field Services	West Lake X-Ray	West Lake
Kleinfleder	West Lake Geoptechnical	West Lake
QB Johnson	West Lake Inlet Separator	West Lake
ValveSystems	West Lake Control Valves	West Lake
JW Williams	Fuel Meter	West Lake
ValveSystems	ESD & Block Valves	West Lake
Hanover	40 MMCFD Dehy	West Lake
Valve Repair Consultants, LLC	West Lake PSV’s	West Lake
Travis Perry Company	West Lake tank and containment ring	West Lake
Link Field Services	Shutdown Items	X-ray for 10/5/04 shutdown

EXHIBIT C

FORM OF WARRANT AGREEMENT

WARRANT AGREEMENT

dated as of                     , 2005

by and between

XTO ENERGY INC.

and

Certain Holders

THIS WARRANT AGREEMENT is dated as of April 1, 2005, by and between XTO ENERGY INC., a Delaware corporation (the “Company”), and these persons and entities listed on Schedule A hereto (individually, a “Holder,” and, collectively, the “Holders”).

W I T N E S S E T H:

WHEREAS, the Company and Antero Resources Corporation (“Antero”) have entered into an Agreement and Plan of Merger dated as of January     , 2005 (the “Acquisition Agreement”);

WHEREAS, in partial consideration for the merger of Antero into a subsidiary of the Company under the Acquisition Agreement, the Company has agreed to issue warrants to Holders to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Grant. The Company hereby grants to Holders the right to purchase (the “Warrants”), at any time and from time to time until 5:00 p.m., Fort Worth, Texas time, on [April 1, 2010] (the “Exercise Period”), up to 1,500,000 shares (the “Shares”) of Common Stock (subject to adjustment as provided in Section 8 hereof) at an exercise price of $36.00 per Share (subject to adjustment as provided in Section 8 hereof), all subject to the terms and conditions of this Agreement. The number of Warrants granted to each Holder is set forth opposite such Holder’s name on Schedule A [to be added at Closing].

Section 2. Warrant Certificates. The warrant certificates (the “Warrant Certificates”) delivered and to be delivered pursuant to this Agreement shall be substantially in the form set forth in Schedule A attached hereto and made a part hereof, with such appropriate insertions and other variations as required or permitted by this Agreement. The Warrant Certificates shall further evidence the Warrants granted hereby.

Section 3. Exercise of Warrants; Method of Exercise.

(a) Cash Exercise. The purchase rights represented by the Warrant Certificates are exercisable at the option of the Holder (as defined herein) thereof, in whole or in part (but not for fewer than 1,000 Shares), at any time and from time to time during the Exercise Period. Upon surrender of a Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment to the Company of the Common Stock Exercise Price (as hereinafter defined) by federal wire transfer of immediately available funds for the Shares purchased, at the Company’s principal offices in Fort Worth, Texas (currently located at 810 Houston Street, Fort Worth, Texas 76102), the registered Holder of the Warrant Certificate shall be entitled to receive a certificate or certificates for the Shares so purchased. In the case of the purchase of less than all the Shares purchasable under any Warrant Certificate, the Company, at its expense, shall cancel such Warrant Certificate upon the surrender thereof and shall execute and deliver a

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new Warrant Certificate of like tenor for the balance of the Shares purchasable thereunder. The Holder shall identify the aggregate number of Shares for which the Warrant is exercised on the Form of Election to Purchase.

(b) Option for Net Exercise. In lieu of paying the Exercise Price in cash as provided in Section 3(a), the Holder may, by delivering a written request for net exercise along with Holder’s duly executed Election to Purchase, elect to execute a net exercise of the Warrants to be exercised. For purposes hereof, a “net exercise” means the Holder’s direction to the Company to retain from the Shares to be issued upon exercise of the Warrant a number of Shares having a fair market value equal to the Exercise Price for all the Shares as to which the Warrant is being exercised such that the Holder pays no cash upon exercise of the Warrant but receives a reduced number of Shares (such reduced number of Shares referred to herein as the “Net Shares”). For purposes of such net exercise, the market value of the Shares will be the average of the daily closing price for the Common Stock on its principal trading exchange or market for the 10 trading days next preceding the date the Election to Purchase and request for net exercise are received by the Company. A trading day shall be a day on which the exchange or market on which the Common Stock is traded is open for trading. In the case of a net exercise, the Holder shall be entitled to receive a certificate or certificates for the Net Shares so purchased. In the case of the purchase of less than all the Shares purchasable under any Warrant Certificate, the Company, at its expense, shall cancel such Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate of like tenor for the balance of the Shares purchasable thereunder. The Holder shall identify the aggregate number of Shares for which the Warrant is exercised on the Form of Election to Purchase.

Section 4. Issuance of Certificates. Upon the exercise of Warrants, the issuance of certificates for the Shares and/or other securities, properties or rights underlying such Warrants shall be made forthwith (and in any event within five (5) business days thereafter) without charge to the Holder thereof including, without limitation, any tax or other governmental charge imposed in respect of the issuance thereof (other than state or federal income taxes), and such certificates shall (subject to the provisions of Section 5 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax or other governmental charge that may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder thereof and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or other governmental charge or shall have established to the satisfaction of the Company that such tax or charge has been paid or that no tax or other governmental charge is payable.

The Warrant Certificates and the certificates representing the Shares shall be executed on behalf of the Company by the manual or facsimile signature of the Chairman or Vice Chairman of the Board of Directors or President or any Vice President of the Company under its corporate seal reproduced thereon and by the manual or facsimile signature of the then-serving Treasurer or any Assistant Treasurer or Secretary or any Assistant Secretary of the Company. Warrant Certificates shall be dated the date of execution by the Company upon initial issuance, division, exchange, substitution or transfer. Certificates representing the Shares issuable upon exercise of

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Warrants shall be dated the date on which the exercise is perfected by the Holder as provided in Section 3 hereof (the “Exercise Date”) and any interest-bearing securities so issued shall accrue interest from the Exercise Date.

Section 5. Transfers of Warrants.

Section 5.1. Investment Intent with respect to Warrants. The Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws. The Holder of a Warrant Certificate, by its acceptance thereof, represents and warrants that the Warrants are being acquired as an investment and not with a view to the distribution thereof other than in compliance with applicable federal and state securities laws, and understands and acknowledges that each Warrant Certificate shall bear a restrictive legend substantially as set forth below:

“THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES) OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

Section 5.2. Restrictions on Transferability of Warrants. Subject to compliance with all applicable federal and state securities laws, the Warrants may be freely transferred by such Holder and its successors and assigns.

Section 6. Transfers of Shares.

Section 6.1. Investment Intent with respect to Shares. The Holder of a Warrant Certificate, by its acceptance thereof, represents and warrants that the Shares issuable upon exercise of Warrants shall be acquired as an investment and not with a view to the distribution thereof other than in compliance with applicable federal and state securities laws, and understands and acknowledges that each certificate representing Warrant Stock shall bear a restrictive legend substantially as set forth below:

“THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES) OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

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provided, however, that no such legend shall be included on the certificate representing any Warrant Stock if such Shares are freely tradeable under Rule 144 as a result of a net exercise pursuant to Section 3(b) hereof.

Section 6.2. Transferability of Shares. Subject to compliance with all applicable federal and state securities laws, Shares may be freely transferred by each Holder and its successors and assigns.

Section 7. Exercise Price.

Section 7.1. Initial Exercise Price and Adjusted Exercise Price. The initial exercise price of each Warrant shall be $36.00 (the “Initial Exercise Price”). The adjusted exercise price for Common Stock shall be the price that shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of Section 8 hereof (the “Adjusted Exercise Price”).

Section 7.2. Common Stock Exercise Price. The term “Common Stock Exercise Price” herein shall mean the Initial Exercise Price or, if the Initial Exercise Price has been adjusted pursuant to the terms of Section 8 hereof, the Adjusted Exercise Price.

Section 8. Adjustments to Exercise Price and Number of Securities.

Section 8.1. Computation of Adjusted Exercise Price. Except as hereinafter provided, in case the Company shall issue or sell, or any Company subsidiary shall sell, any shares of Common Stock at any time after the date hereof (other than the issuances or sales referred to in Section 8.3 or 8.7 hereof), including shares held in the treasury of the Company or by any Company subsidiary (but excluding (i) shares issued upon the exercise of any options, rights or warrants and shares issued upon the direct or indirect conversion or exchange of securities and (ii) shares issued pursuant to employee or director benefit plans approved by a majority of the entire Board of Directors of the Company or any Company subsidiary, as the case may be), for consideration per share less than the Market Price per share of Common Stock on the date immediately prior to the issuance or sale of such shares, or without consideration, then forthwith upon such issuance or sale, the Common Stock Exercise Price shall (until another such issuance or sale or other event giving rise to an adjustment to the Common Stock Exercise Price pursuant to this Section 8) be adjusted (calculated to the nearest full cent) by multiplying the Common Stock Exercise Price in effect immediately prior to such issuance or sale by the quotient derived by dividing (a) an amount equal to the sum of (1) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (2) the number of shares of Common Stock that the aggregate consideration received by the Company in connection with such issuance or sale would purchase at such Market Price, by (b) the total number of shares of Common Stock outstanding immediately after such issuance or sale; provided, however, that in no event shall the Common Stock Exercise Price be adjusted pursuant to this computation to an amount in excess of the Common Stock Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Common Stock as provided by Section 8.3 hereof.

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As used herein, the “Market Price” of Common Stock at any date shall be deemed to be the last reported sale price (expressed as a dollar value per share) or, in case no such reported sale takes place on such day, the average of the last reported sale prices for the last three (3) trading days, in either case as officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or, if not so listed or admitted, by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System (“NASDAQ/NMS”) or, if not approved for quotation on the NASDAQ/NMS, the average of the closing bid and asked prices as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through NASDAQ or a similar organization if NASDAQ is no longer reporting such information or, if such security is not quoted on NASDAQ, as determined reasonably and in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

For the purposes of any computation to be made in accordance with this Section 8.1, the following provisions shall be applicable:

(i) in case of the issuance or sale of shares of Common Stock for consideration part or all of which shall be cash, the amount of the cash consideration therefore shall be deemed to be the amount of cash received by the Company for such shares (or, if shares of Common Stock are offered by the Company for subscription, the subscription price, or, if shares of Common Stock shall be sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price) before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or any expenses incurred in connection therewith;

(ii) in case of the issuance or sale of shares of Common Stock for consideration part or all of which shall be other than cash, the amount of the consideration therefore other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company and shall include any amounts payable to security holders or any affiliates thereof, including without limitation, pursuant to any employment agreement, royalty, consulting agreement, covenant not to compete, earned or contingent payment right or similar arrangement, agreement or understanding, whether oral or written, all such amounts being valued for the purposes hereof at the aggregate amount payable thereunder, whether such payments are absolute or contingent, and irrespective of the period or uncertainty of payment, the rate of interest, if any, or the contingent nature thereof; provided, however, that if any Holder does not agree with such valuation, a mutually acceptable independent appraiser shall make such valuation, the cost of which shall be borne 50% by the Company and 50% by the Holders;

(iii) shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company other than the Common Stock shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration;

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(iv) The reclassification of securities of the Company (other than shares of Common Stock) into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in subsection (ii) of this Section 8.1; and

(v) the number of shares of Common Stock at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof), upon the exercise of options, rights and warrants and upon the conversion or exchange of convertible or exchangeable securities, but shall exclude the aggregate number of shares held by Company subsidiaries for the Company’s benefit.

Section 8.2. Options, Rights, Warrants and Convertible and Exchangeable Securities. In case the Company shall at any time after the date hereof (except pursuant to an employee or director benefit plan approved by a majority of the Company’s entire Board of Directors) issue options, rights or warrants to purchase or subscribe for, or exercisable for, shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, for consideration per share less than the Market Price for Common Stock immediately prior to the issuance of such options, rights, warrants or convertible or exchangeable securities, or without consideration, the Common Stock Exercise Price in effect immediately prior to the issuance of such options, rights, warrants or convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provisions of Section 8.1 hereof; provided, however, that:

(a) the aggregate maximum number of shares of Common Stock, as the case may be, issuable under such options, rights or warrants shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued, and for consideration equal to the minimum purchase or subscription price per share provided for in such options, rights or warrants at the time of issuance, plus the consideration (determined in the same manner as consideration received on the issue or sale of shares in accordance with the terms of the Warrants), if any, received by the Company for such options, rights or warrants;

(b) the aggregate maximum number of shares of Common Stock issuable upon conversion or exchange of such convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and for consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of shares of Common Stock in accordance with the terms of the Warrants) received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversion or exchange thereof; and

(c) if any change shall occur in the purchase or subscription price per share provided for in any of such options, rights or warrants or in the conversion or exchange price per share of such securities, such options, rights, warrants or conversion or exchange rights, as the case may

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be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights, warrants or convertible or exchangeable securities at the new purchase, subscription, conversion or exchange price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.

Section 8.3. Subdivision and Combination. In case the Company shall at any time (i) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (ii) subdivide or combine the outstanding shares of Common Stock, or (iii) issue any class of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Common Stock Exercise Price in effect immediately prior to the record date for such dividend or the effective date of such subdivision, combination or reclassification shall forthwith be proportionately adjusted so that the holder of any Warrant exercised after such date shall be entitled to receive the aggregate number and kind of capital stock that, if such Warrant had been exercised immediately prior to such date, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, division, subdivision, combination or reclassification.

Section 8.4. Adjustment in Number of Securities. Upon each adjustment of the Common Stock Exercise Price pursuant to the provisions of this Section 8, the number of shares of Common Stock issuable upon exercise at the adjusted Common Stock Exercise Price of each Warrant shall be adjusted to the nearest full share by multiplying a number equal to the Common Stock Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Common Stock Exercise Price.

Section 8.5. Common Stock. If any class, classes and/or series of capital stock is issued in exchange for Common Stock upon conversion thereof or in lieu thereof in connection with any change in par or stated value, recapitalization, reorganization or other transaction, such class, classes and/or series of capital stock shall thereafter be the Common Stock referred to herein.

Section 8.6. Merger or Consolidation. In case of any consolidation, merger or similar business combination of the Company with or into another corporation or other entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or change of the outstanding Common Stock or other securities issuable upon exercise of Warrants) or in case of any sale or conveyance to another person, corporation or other entity of all or substantially of the assets and the property of the Company, then, as a condition of such consolidation, merger, combination, sale or conveyance, the Company, or such successor or purchasing corporation, as the case may be, shall execute and deliver to the Holder of each Warrant then outstanding a supplemental warrant agreement providing that such Holder shall have the right thereafter to receive, upon exercise of such Warrant (until the expiration of such Warrant) the kind and amount of securities, rights and

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property receivable upon such consolidation, merger, combination, sale or conveyance by a holder of the number of Shares issuable upon exercise of such Warrant immediately prior to such consolidation, merger, sale or transfer. In determining the kind and amount of securities, rights and property receivable upon consummation of consolidation, merger, combination, sale or conveyance, if the holders of Common Stock (or other securities issuable upon exercise of warrants) have the right to elect the kind or amount of consideration receivable, then the Holder of each Warrant shall have the right to make a similar election upon exercise of the Warrant with respect to the number of shares or other securities or property which such Holder will receive upon exercise of the Warrant. Such supplemental warrant agreement shall provide for adjustments that shall be identical to the adjustments provided in this Section 8. The above provision of this subsection shall similarly apply to successive consolidations, mergers, conveyances and sales.

Section 8.7. No Adjustment of Exercise Price in Certain Cases. No adjustment of the Common Stock Exercise Price shall be made:

(a) upon the issuance or sale of the Warrants, upon exercise of the Warrants or the issuance of the shares of Common Stock issuable upon the exercise of the Warrants; or

(b) if the amount of said adjustment shall be less than one cent ($0.01) per share; provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment that, together with any adjustment so carried forward, shall amount to at least one cent ($0.01) per share.

Section 8.8. Certificate of Adjustment. After each adjustment of the Common Stock Exercise Price or the number of Shares purchasable upon exercise of Warrants pursuant to this Section 8, the Company will promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth: (i) the Common Stock Exercise Price, as so adjusted; (ii) the number of Shares purchasable upon exercise of each Warrant after such adjustment; and (iii) a brief statement of the facts accounting for such adjustment. The Company will promptly file such certificate with its records and cause a brief summary thereof to be sent by first class mail to each Holder at his last address as it shall appear on the registry books of the Company. No failure to mail such summary nor any defect therein or in the mailing thereof shall affect the validity thereof.

Section 8.9. Validity of Warrant Certificate. Irrespective of any adjustments or changes in the Common Stock Exercise Price or the number of Shares purchasable upon exercise of Warrants, Warrant Certificates theretofore and thereafter issued shall continue to express the Common Stock Exercise Price per share and the number of Shares purchasable thereunder as of the date such Warrant Certificates were originally issued; provided, however, that the Holders shall be entitled to exercise Warrants represented by such Warrant Certificates after giving effect to each such adjustment and change, and such Warrant Certificate shall be deemed to incorporate each such adjustment and change as if new Warrant Certificates reflecting each such adjustment and change had been issued to the Holders.

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Section 8.10. Dividends and Other Distributions. In the event that the Company shall at any time prior to the exercise of all Warrants declare a dividend (other than a dividend consisting solely of shares of Common Stock and other than a regularly scheduled dividend with respect to any calendar year declared within such calendar year or the following calendar year that does not exceed one hundred percent (100%) of net earnings (after taxes) for such calendar year) or otherwise distribute to all its stockholders any assets (including shares of any subsidiary), property, rights, evidences of indebtedness, securities (other than shares of Common Stock) then, forthwith upon such declaration, the Common Stock Exercise Price (until another such declaration or other event causing price adjustments to the Common Stock Exercise Price pursuant to this Section 8), shall be adjusted (calculated to the nearest $0.0001) by multiplying the Common Stock Exercise Price in effect immediately prior to the record date for such dividend or other distribution by the quotient derived by dividing (i) the difference between (a) the product of the number of shares of Common Stock outstanding immediately prior to such declaration multiplied by the Market Price for Common Stock immediately prior to such declaration and (b) the aggregate fair market value amount of such dividend or distribution so declared by (ii) the product of the number of shares of Common Stock outstanding immediately prior to such declaration multiplied by the Market Price for Common Stock immediately prior to such declaration. Such adjustments shall be made on the record date for determination of stockholders entitled to receive such dividend or distribution.

Section 9. Exchange and Replacement of Warrant Certificates. Each Warrant Certificate is exchangeable, without expense, upon the surrender thereof by the Holder at the principal executive office of the Company, for one or more new Warrant Certificates of like tenor and date representing in the aggregate the right to purchase the same number of Shares in such denominations as shall be designated by the Holder at the time of such surrender.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant Certificates, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor in lieu thereof.

Section 10. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of Warrants, nor shall it be required to issue scrip or pay cash in lieu of such fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock or other securities, properties or rights.

Section 11. Reservation and Listing of Securities. The Company shall at all times reserve and keep available out of its authorized capital stock, solely for the purpose of issuance of Common Stock issuable upon exercise of Warrants, such number of shares of Common Stock as shall be issuable upon exercise thereof. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Common Stock Exercise Price, all Shares of

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Common Stock and other securities issuable upon such exercise when issued shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any security holder of the Company. As long as Warrants shall be outstanding, the Company shall use reasonable efforts to cause the Common Stock issuable upon the exercise of Warrants to be listed (subject to official notice of issuance) on all securities exchanges on which the Common Stock may then be listed and/or quoted on NASDAQ/NMS.

The Company represents and warrants that (a) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware and has all requisite power, authority and legal right to enter into this Agreement; (b) this Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity); (c) the Warrants have been duly authorized, validly issued and are fully paid and non-assessable and are not subject to any preemptive rights; (d) the issuance of the Warrants does not violate or conflict with or result in a breach or default under (i) any material agreement or instrument by which the Company is bound or (ii) any judgment, decree, rule or regulation applicable to the Company; and (e) as of October 29, 2004, the Company had 260,333,598 shares of Common Stock issued and outstanding.

Section 12. Notices to Warrant Holders. Nothing contained in this Agreement shall be construed as conferring upon the Holders of Warrants the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the earlier of the expiration of the Warrants or their exercise, any of the following events shall occur:

(a) the Company shall take a record of the holders of shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

(b) the Company shall offer to all the holders of shares of Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

(c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety or a capital reorganization, merger or share exchange involving the Company shall be proposed;

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Then, in any one or more of said events, the Company shall give notice of such event to each Holder of Warrants at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution or offer. Such notice shall specify record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with such dividend, distribution, offer, dissolution, liquidation, winding up or sale.

Section 13. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made and given:

(a) when mailed by certified mail or overnight delivery service:

(i) if to any Holder, to the address of such person as shown on the books of the Company; or

(ii) if to the Company, to the Company’s General Counsel at the Company’s address set forth in Section 3 hereof or to such other address as the Company may designate by notice to the Holders; or

(b) when sent by facsimile transmission (with telephonic confirmation of receipt), if to the Company, to the Company’s General Counsel at 817/870-1671 (confirming telephone number 817/870-2800) or to such other facsimile and confirming telephone numbers as the Company may designate by notice to the Holders.

Section 14. Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company and Holders and their respective successors and assigns hereunder to the extent set forth herein.

Section 15. Termination. Except for the covenant of the Company contained herein that all Shares shall be validly issued, fully paid and non-assessable, this Agreement, and all provisions hereof, shall terminate at 5:00 p.m., Fort Worth, Texas time on [April 1, 2010].

Section 16. Governing Law; Submission to Jurisdiction. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be in accordance with the laws of such State without giving effect to the rules of such State governing conflicts of laws.

Section 17. Entire Agreement; Modification or Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and may not be modified or amended except by a writing duly signed by the party against whom enforcement of the modification or amendment is sought.

Section 18. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

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Section 19. Captions. The caption headings of the Sections of this Agreement are for convenience of reference only, are not intended as, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

Section 20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[The remainder of this page has intentionally been left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed as of the day and year first above written.

XTO ENERGY INC.

By:
Vaughn O. Vennerberg II,
Executive Vice President-Administration

Attest:

By:
Frank G. McDonald, Assistant Secretary

SHAREHOLDERS

[Signature Blocks to come]

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SCHEDULE A

(FORM OF WARRANT CERTIFICATE)

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES) OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

EXERCISABLE ON OR BEFORE

5:00 P.M., FORT WORTH, TEXAS TIME, [APRIL 1, 2010].

WARRANT NO. 00	WARRANTS

This Warrant Certificate certifies that                     , or its registered assigns (“Holder”), is the holder of Warrants to purchase, in whole or in part, at any time from the date of this Warrant Certificate until 5:00 p.m. Fort Worth, Texas time on [April 1, 2010] (the “Expiration Date”),                      (            ) fully paid and non-assessable shares of Common Stock, par value $0.01 per share (the “Common Stock”), of XTO ENERGY INC., a Delaware corporation (the “Company”), at the initial exercise price, subject to adjustment in certain events (the “Common Stock Exercise Price”), of $36.00 per share, upon surrender of this Warrant Certificate and payment of the Common Stock Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the Warrant Agreement of even date herewith between the Company and Holder (the “Warrant Agreement”). Each Warrant initially entitles the Holder to purchase one (1) share of Common Stock. Payment of the Common Stock Exercise Price shall be made by federal wire transfer of immediately available funds payable to the order of the Company or by net exercise as provided in the Warrant Agreement.

No Warrant may be exercised after 5:00 p.m., Fort Worth, Texas time, on the Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void.

The Warrants evidenced by this Warrant Certificate are issued pursuant to the Warrant Agreement, which is hereby incorporated by reference in, and made a part of, this instrument and which is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Holder.

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The Warrant Agreement provides that, upon the occurrence of certain events and subject to certain conditions, the Common Stock Exercise Price and the number and/or kind of securities issuable upon exercise of Warrants may be adjusted. In such event, at the written request of the Holder and in exchange for the old Warrant Certificate, the Company will issue a new Warrant Certificate evidencing the adjustment in the Common Stock Exercise Price and the number and/or kind of securities issuable upon the exercise of Warrants; provided, however, that the failure of the Company to issue any such new Warrant Certificate shall not in any way adversely change, alter or otherwise impair the rights of the Holder pursuant to the Warrant Agreement.

Upon due presentment for registration of assignment of this Warrant Certificate at an office or agency of the Company, and subject to the limitations provided herein and in the Warrant Agreement, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the assignee(s) in exchange for this Warrant Certificate without charge except for taxes or other governmental charges that are imposed in connection with such transfer.

Notwithstanding any notation of ownership or other writing hereon made by anyone, the Company may deem and treat the Holder as the absolute owner(s) of this Warrant Certificate for the purpose of any exercise of Warrants or of any distribution to the Holder and for all other purposes, and the Company shall not be affected by any notice to the contrary.

All terms used in this Warrant Certificate that are defined in the Warrant Agreement shall have the meanings respectively ascribed to them in the Warrant Agreement.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated as of                     ,             .

XTO ENERGY INC.

By:

Printed Name:

Title:

Attest:

By:

Printed Name:

Title:

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FORM OF ELECTION TO PURCHASE

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase                      (            ) shares of Common Stock pursuant to the method of payment indicated below, all in accordance with the terms of that certain Warrant Agreement dated as of             , 2005, by and between XTO ENERGY INC. and                     . The undersigned requests that a certificate for such securities be registered to the following person at the following address:

Printed Name:

SSN or TIN:

Address:

and that such certificate be delivered to the following person at the following address:

Printed Name:

Address:

Method of Payment:

☐	Cash payment in immediately available funds

☐	Net exercise

Date:	Signature:
(Signature must conform in all respects to name of Holder as it appears on the face of the Warrant Certificate)

Holder’s Social Security Number or Taxpayer Identification Number:

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FORM OF ASSIGNMENT

(To be executed by the Holder to transfer the Warrant Certificate)

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers to the following person at the following address:

Printed Name:

SSN or TIN:

Address:

                     Warrants represented by this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                      attorney to transfer this Warrant Certificate on the books of XTO ENERGY INC., with full power of substitution.

Date:	Signature:
(Signature must conform in all respects to name of Holder as it appears on the face of the Warrant Certificate)

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EXHIBIT D

LIST OF OFFICERS TO SIGN

NON-COMPETITION AGREEMENTS

Paul M. Rady Chairman and CEO	3 years

Glen C. Warren, Jr. President and CFO	3 years

Terrell A. Dobkins VP-Production	2 years

Brian A. Kuhn VP-Land	2 years

Steven M. Woodward VP-Business Development	2 years

Bryan G. Hassler VP-Gas Gathering, Marketing and Transportation	2 years

Robert E. Mueller Chief Geologist	2 years

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EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement, dated as of                     , 2005, (this “Agreement”), is entered into by and among XTO Energy Inc., a Delaware corporation (“Issuer”), and the securityholders of Antero Resources Corporation, a Delaware corporation (“Antero”), named on the signature pages hereto (each a “Holder” and collectively, the “Holders”).

RECITALS

(g) WHEREAS, Issuer is a party to that certain Agreement and Plan of Merger, dated as of January         , 2005 (the “Merger Agreement”), that provides, among other things, that (i) XTO Barnett Inc., a Delaware corporation and a wholly-owned subsidiary of Issuer (“Merger Subsidiary”), will be merged with and into Antero with Antero continuing as the surviving corporation (the “Surviving Corporation”), and (ii) immediately after the merger, Issuer will own all of the issued and outstanding capital stock of the Surviving Corporation.

(h) WHEREAS, subject to the terms and conditions of the Merger Agreement, at the Closing (as defined therein), the Holders shall receive or become entitled to receive shares of common stock, $0.01 par value, of Issuer (the “Common Stock”).

(i) WHEREAS, as a condition precedent to the consummation of the transactions contemplated by the Merger Agreement, Issuer has agreed to grant the Holders certain registration rights, as set forth herein, with respect to the Registrable Securities (as defined herein).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants, and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 11 Definitions.

11.1 All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

11.2 “Registrable Securities” means (i) all of the Common Stock issued to a Holder as consideration pursuant to the Merger Agreement, plus (ii) all of the Common Stock issued to a Holder upon exercise of a Warrant received as consideration pursuant to the Merger Agreement, plus (iii) other securities of Issuer issued in respect of such Common Stock, by way of a stock split, stock dividend, recapitalization, merger or consolidation, or otherwise, but exclusive of (iv) any securities described in clause (i), (ii) or (iii) above sold in a public offering registered under the Securities Act of 1933, as amended (the “Act”) or which may be sold by such Holder pursuant to Rule 144(k) promulgated under the Act.

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11.3 “Registration Expenses” means all expenses incident to Issuer’s performance of or compliance with this Agreement, including all registration, filing, listing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and expenses of counsel for Issuer and of its independent public accountants, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance and any fees and disbursements of underwriters customarily paid by issuers of securities, but excluding underwriting discounts and commissions, transfer taxes, if any, and the fees and expenses of any counsel retained by the Holders.

ARTICLE 12 Shelf Registration Statement for Holders.

12.1 Shelf Registration. Pursuant to Section 5.6 of the Merger Agreement, Issuer has prepared and filed with the Securities and Exchange Commission (the “SEC”) a “shelf” registration statement on Form S-3 under the Securities Act for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act covering all of the Registrable Securities (the “Shelf Registration Statement”). The permitted method of distribution of Registrable Securities under the Shelf Registration Statement shall be consistent with the plan of distribution attached hereto as Annex A, and include sales complying with Rule 144(f), customary block trades and one underwritten offering of Registrable Securities under the Shelf Registration Statement in accordance with Section 2(b). Issuer shall use its commercially reasonable best efforts to cause the Shelf Registration Statement to become effective as soon as practicable following the closing of the Merger and to remain effective for a period of two (2) years from the date of effectiveness (subject to any “black-out” periods pursuant to Section 4) (the “Shelf Registration”). The Shelf Registration Statement may include securities other than the Registrable Securities, including shares of Common Stock for sale by the Issuer or securities holders other than the Holders. The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

12.2 Underwriting.

(a) If Issuer shall at any time receive a notice of offering from any Holder or Holders holding a minimum of 15% of the Registrable Securities then outstanding (but in no event less than 1,725,000 shares) requesting an underwritten public offering of Registrable Securities under the Shelf Registration Statement that has anticipated aggregate proceeds at the time of the request (net of underwriting discounts, commissions and expenses) in excess of $30,000,000, Issuer shall, subject to the terms and conditions hereof, be obligated to use its commercially reasonable best efforts to facilitate such proposed underwritten public offering pursuant to the terms of this Agreement.

(b) Following receipt of the notice referred to in subsection 2(b)(i), Issuer shall promptly give a notice of offering to all Holders (other than the requesting Holders),

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which shall set forth the right of such Holders to include any or all shares of Registrable Securities held by such Holders in the proposed offering, subject to the terms of this Agreement. Subject to subsection 2(b)(iv), Issuer shall use its commercially reasonable best efforts to facilitate the inclusion in the proposed underwritten public offering of the number of shares of Registrable Securities specified in written requests from such Holders that are received by Issuer within fifteen (15) days after Issuer provides its notice of offering to all Holders.

(c) Any underwritten public offering of Registrable Securities under the Shelf Registration Statement shall be broadly distributed. If at any time any of the Holders of Registrable Securities covered by the Shelf Registration Statement desire to sell Registrable Securities in an underwritten offering in accordance with the limitations of this subsection 2(b), the investment banker or investment bankers that will mange the offering will be nationally recognized underwriters selected by Issuer.

(d) If all the shares of Registrable Securities requested to be included in the underwritten public offering pursuant to this Section 2(b) cannot be so included as a result of any reasonable limit established by the underwriters on the aggregate number of shares of Registrable Securities included in such underwriting, the number of shares of Registrable Securities that may be so included shall be allocated among Holders pro rata on the basis of the number of shares of Registrable Securities held by such Holders; provided, however, that such allocation shall not operate to reduce the aggregate number of shares of Registrable Securities that may be so included in such underwriting. If any Holder does not request inclusion of the maximum number of shares of Registrable Securities allocated to it pursuant to the above-described procedure, the remaining portion of its allocation shall be reallocated among those requesting Holders whose allocation did not satisfy their request pro rata on the basis of the number of shares of Registrable Securities held by such Holders, and this procedure shall be repeated until all of the Registrable Securities which may be included in the underwriting have been so allocated.

(e) Holders holding a majority of the Registrable Securities exercising a demand right for an underwritten public offering under this subsection 2(b) may withdraw the exercise of such right on behalf of all such exercising Holders as a result of a material adverse change in the earnings, condition, financial or otherwise, or prospects of Issuer, or a material adverse change in the market for equity securities generally by giving written notice to Issuer prior to the date the purchase agreement of such underwritten public offering is signed, and such withdrawn demand registration right shall not be deemed to be the demand right provided under Section 2(b); provided, however, that Issuer shall not be required to deliver a notice of offering with respect to a renewed or new demand for any underwritten public offering pursuant to subsection 2(b) or take any other action with respect to any such renewed or new demand for a period of ninety (90) days following any such notice of withdrawal.

ARTICLE 13 Registration Procedures. In connection with its obligations contained in Section 2 hereof, Issuer will, subject to the terms and conditions of this Agreement:

13.1 prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and any prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the

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provisions of the Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such Registrable Securities have been disposed of by the Holder or Holders thereof set forth in such registration statement or the expiration of a period of two (2) years after such registration statement becomes effective. Notwithstanding anything else to the contrary contained herein, Issuer shall not be required to disclose in any amendment or supplement to a registration statement or otherwise (i) any confidential information concerning any matter that is the subject of a notice given under Section 3(f)(i) or Section 4 hereof as to which Issuer has a bona fide interest in withholding disclosure, or (ii) historical financial statements or pro forma financial information required by Regulation S-X of the SEC in connection with a business acquisition or disposition prior to the date when such information would otherwise be required to be filed with SEC (including extensions pursuant to Item 9.01(a)(4) of Form 8-K);

13.2 furnish to each Holder of Registrable Securities covered by the Shelf Registration Statement such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Act, in conformity with the requirements of the Act, and such other documents as such Holder may reasonably request;

13.3 use its commercially reasonable best efforts to register or qualify, prior to the effective date of such registration, all Registrable Securities and other securities covered by the Shelf Registration Statement under such securities or blue sky laws of such jurisdictions as each Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder, except that Issuer shall not for any such purpose be required to:

(a) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Section 3(c) be obligated to be so qualified,

(b) subject itself to taxation in any such jurisdiction, or

(c) consent to general service of process in any such jurisdiction;

13.4 use its commercially reasonable best efforts to cause, prior to the effective date of the Shelf Registration Statement, all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holder or Holders thereof to consummate the disposition of such Registrable Securities;

13.5 furnish, at the request of any Holder of Registrable Securities exercising its rights pursuant to Section 2(b), on the date that such Registrable Securities

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are delivered to the underwriters for sale in connection with a sale pursuant to this Agreement, if such securities are being sold through underwriters, (i) a copy of any opinion of counsel to Issuer addressed to the underwriters or Issuer and (ii) a copy of any letters from the independent accountants of Issuer, addressed to the underwriters or Issuer;

13.6 (a) immediately notify each Holder of Registrable Securities covered by the Shelf Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event or the existence of any condition as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or, if in the opinion of counsel for Issuer, it is necessary to supplement or amend such prospectus to comply with law and, after such notice,

(b) at the request of any such Holder, except for periods (not to exceed 90 days per calendar year in the aggregate) described in Section 4 or the time period for filing with the SEC information referred to in Section 3(a) hereof has not expired, promptly prepare and furnish to such Holders a supplement or amendment to such prospectus, or otherwise update such prospectus through the filing of a Current Report on Form 8-K or otherwise, so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;;

13.7 use its commercially reasonable best efforts to list or admit all Registrable Securities covered by such registration statement on any securities exchange on which any of the Registrable Securities are then listed or any other trading market on which any of the Registrable Securities are then admitted for trading;

13.8 pay all Registration Expenses relating to any such registration; and

13.9 promptly incorporate in a prospectus supplement or post-effective amendment to the Shelf Registration Statement such information as may be necessary to effect the sale of Registrable Securities in an underwritten offering pursuant to Section 2(b) hereof; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

Issuer may require each Holder of Registrable Securities as to which any registration is being effected to furnish Issuer with such information and undertakings as it may reasonably request regarding such Holder and the distribution of such securities as Issuer may from time to time reasonably request in writing.

13.10 Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities as follows:

(a) that upon receipt of any notice from Issuer of the happening of any event of the kind described in Section 3(f), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the registration statement relating to such

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Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) and, if so directed by Issuer, will deliver to Issuer all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice, and

(b) that it will immediately notify Issuer, at any time when a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Act, of the happening of any event as a result of which information previously furnished by such Holder to Issuer in writing for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

ARTICLE 14 Black-Out Periods for Holders. No Holder shall offer to sell or sell any shares of Registrable Securities pursuant to the Shelf Registration Statement, and Issuer shall not be required to supplement or amend any Registration Statement or otherwise facilitate the sale of Registrable Securities pursuant thereto, during the 90-day period (or such lesser number of days until Issuer makes its next required filing under the Exchange Act) immediately following the receipt by each Holder of a certificate of an authorized officer of Issuer to the effect that the Board of Directors of Issuer has determined in good faith that such offer, sale, supplement or amendment is likely to (1) interfere with or affect the negotiation or completion of any transaction that is being contemplated by Issuer (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised, or (2) involve initial or continuing disclosure obligations that might not be in the best interest of Issuer or its stockholders. Any period described in this Section 4 during which Holders are not able to sell shares of Registrable Securities pursuant to the Shelf Registration Statement is herein referred to as a “black-out” period. Issuer shall notify each Holder of the expiration or earlier termination of any “black-out” period (the nature and pendency of which need not be disclosed during such “black-out” period.)

ARTICLE 15 Underwritten Offerings.

15.1 Underwriting Agreement. If any Registrable Securities required to be registered pursuant to Section 2 are to be distributed by or through one or more underwriters, the Holders of Registrable Securities to be distributed shall become parties to the underwriting agreement between Issuer and such underwriters. Issuer will use its commercially reasonable best efforts to ensure that no underwriter shall require any Holder of Registrable Securities to make any representations or warranties to or agreements with Issuer or the underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and, despite Issuer’s commercially reasonable best efforts, if an underwriter requires any Holder of Registrable Securities to make additional representation or warranties to or agreements with such underwriter, such Holder may elect not to participate in such underwritten offering (but shall not have any claims against Issuer as a result of such election).

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15.2 Selection of Underwriters. The selection of the underwriter or underwriters for the public offering to be made pursuant to a registration statement filed under Section 2 above shall be made by Issuer.

ARTICLE 16 Indemnification

16.1 Indemnification by Issuer. Issuer will, and hereby does, to the full extent permitted by law indemnify and hold harmless the participating Holder of any Registrable Securities covered by any registration statement filed pursuant to Section 2, from and against any losses, claims, damages or liabilities, joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof, whether or not such Holder is a party thereto, and including reasonable costs of investigation and legal expenses) (collectively, “Claims”), to which such Holder may become subject under the Act or otherwise, insofar as such Claims arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto (if used during the period Issuer is required to keep the registration statement current) or any documents incorporated therein (collectively, “Registration Documents”), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a prospectus or preliminary prospectus, in light of the circumstances in which they were made), or any violation by Issuer of the Act or any state securities law, or any rule or regulation promulgated under the Act or any state securities law, or any other law applicable to Issuer relating to any such registration or qualification, and Issuer will reimburse such Holder for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that Issuer shall not be liable in any such case to the extent that any such Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Document in reliance upon and in conformity with written information furnished to Issuer for use in the preparation thereof; provided further, that Issuer shall not be liable to any Holder to the extent that any Claim or expense arises out of the failure by such Holder to send or give a copy of the final prospectus to the Person claiming an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder and shall survive the transfer of such securities by such Holder.

16.2 Indemnification by the Holders. Issuer may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Section 2, that Issuer shall have received an undertaking satisfactory to it from the prospective Holder of such securities, to indemnify and hold harmless (in the same manner and to the same extent as set forth in this Section 6(b)) Issuer, each director of Issuer, each

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officer of Issuer and each other person, if any, who controls Issuer within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act and each underwriter participating in any distribution being made pursuant to such registration statement, with respect to any statement or alleged statement or omission or alleged omission from such Registration Document, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Issuer through an instrument duly executed by such Holder specifically stating that it is for use in the preparation of such Registration Document. Notwithstanding the foregoing, in no event shall any Holder be liable to indemnify Issuer pursuant to this Section 6(b) in an amount in excess of the amount of the net proceeds of the Registrable Securities sold by him or her in any such offering. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Issuer of any such director, officer or controlling person and shall survive the transfer of such securities by such Holder.

16.3 Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a Claim referred to in the preceding subdivisions of this Section 6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 6, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall consent to entry of any judgment or enter into any settlement of any pending or threatened proceeding in respect of which an indemnified party is or could have been a party and indemnity could have been sought under Section 6(a) without the consent of the indemnified party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

16.4 Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this Section 6 (with appropriate modifications) shall be given by Issuer and each Holder of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Act. If the indemnification provided for in Section 6(a), (b) or (c) is unavailable to an indemnified party or insufficient in respect of any Claims referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Claims (i) in such proportion as is appropriate to

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reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that in no event shall any Person be liable for contribution to the extent that any such Claim arises out of or is based upon an untrue statement or omission made by such Person seeking contribution.

ARTICLE 17 Transfer of Assignment of Registration Rights. The benefits provided by this Agreement may be transferred or assigned by any Holder to its partners, investors and affiliated entities in connection with the transfer of Registrable Securities to such partners, investors and affiliated entities, and such transferees shall be deemed Holders hereunder; provided that (a) Issuer is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (b) each such transferee assumes in writing responsibility for its portion of the obligations of the Holders under this Agreement; and, provided further, that in the event a transfer of Registrable Securities is completed without satisfaction of the assumption provisions contained herein, the transferring Holder shall be responsible for any actions or obligations of such transferee until such assumption provisions are satisfied. Issuer agrees to take whatever action may be required to identify any Holders which receive Registrable Securities in the Shelf Registration Statement or any prospectus supplement thereto as may be required by the SEC.

ARTICLE 18 Sales Pursuant to Rule 144. Each of the parties hereto acknowledges that the registration benefits provided in this Agreement will not effect the ability of the Holders to sell Registrable Securities pursuant to Rule 144 rather than pursuant to the Shelf Registration Statement.

ARTICLE 19 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two (2) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above, or (d) if sent through an overnight delivery service in circumstances in which such service guarantees next day delivery, the day following being so sent:

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If to Issuer:	XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Attention: Vice President, General Counsel &
Assistant Secretary

Facsimile: (817) 885-2278

If to Holders:

Attention:

Facsimile: ( ) -

In the event that any of the Holders identified in this Agreement transfers Registrable Securities to a new Holder in accordance with Section 7 above, Issuer may provide notice to such Holder through notifying the original Holder identified herein. Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

ARTICLE 20 Amendments; No Waivers.

20.1 Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

20.2 No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or

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privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 21 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no registration rights will be transferred other than in accordance with Section ARTICLE 17 hereof.

ARTICLE 22 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Texas.

ARTICLE 23 Counterparts. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

ARTICLE 24 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

ARTICLE 25 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

ARTICLE 26 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

ARTICLE 27 Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ISSUER:

XTO ENERGY INC., a Delaware corporation

By:
Name:
Title:

HOLDERS:

By:
Name:
Title:

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

ANNEX A

PLAN OF DISTRIBUTION

The common shares are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus and to facilitate the continued orderly disposition of our common shares held by the selling stockholders identified herein. We will not receive any of the proceeds from the sale of the common shares by the selling stockholders.

The selling stockholders and their successors-in-interest who acquire their shares after the date of this prospectus and are entitled to the benefits of this registration statement, may sell the common shares directly to purchasers or through underwriters, broker-dealers or agents. If underwriters are used in a firm commitment underwriting, we and the selling stockholders will execute an underwriting agreement with those underwriters relating to the common shares that the selling stockholders will offer. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase these common shares will be subject to conditions. The underwriters, if any, will purchase the common shares on a firm commitment basis and will be obligated to purchase all of these common shares. The common shares subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these common shares for whom they may act as agent. Underwriters may sell these common shares to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling stockholders may authorize underwriters to solicit offers by institutions to purchase the common shares subject to the underwriting agreement from the selling stockholders at the public offering price stated in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell common shares pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common shares at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

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If dealers are utilized in the sale of common shares, the selling stockholders will sell such common shares to the dealers as principals. The dealers may then resell such common shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required. The selling stockholders may also sell common shares through agents designated by them from time to time.

We will name any agent involved in the offer or sale of the common shares and will list commissions payable by the selling stockholders to these agents in a prospectus supplement, if such a supplement is required. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in any required prospectus supplement. The selling stockholders may sell any of the common shares directly to purchasers. In this case, the selling stockholders may not engage underwriters or agents in the offer and sale of these common shares. We and the selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in transactions, which may involve block transactions or crosses:

•	on any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on exchanges or quotation services or in the over-the-counter market;

•	through the exercise of purchased or written options; or

•	through any other method permitted under applicable law.

In connection with sales of the common shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling stockholders may also sell short the common shares and deliver the common shares to close out short positions, or loan or pledge the common shares to broker-dealers that in turn may sell the common shares. The aggregate proceeds to the selling stockholders from the sale of the common shares offered by the selling stockholders hereby will be the purchase price of the common shares less discounts and commissions, if any.

The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or

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licensed brokers or dealer. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with. The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

We are not aware of any plans, arrangements or understandings between any of the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common shares by the selling stockholders. We do not assure you that the selling stockholders will sell any or all of the common shares offered by them pursuant to this prospectus. In addition, we do not assure you that the selling stockholders will not transfer, devise or gift the common shares by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

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